                                EXHIBIT 4.F1

                                                               EXECUTION COPY











LOAN PURCHASE AND SERVICING AGREEMENT


dated as of


May 13, 1994


between


UNITED RESOURCES, INC.
as Seller and Servicer


UNITED GROCERS, INC.
as Guarantor


and


NATIONAL CONSUMER COOPERATIVE BANK
as Buyer

                              TABLE OF CONTENTS

                                                                         Page

                                  ARTICLE I

                                 DEFINITIONS

SECTION 1.01   Defined Terms . . . . . . . . . . . . . . . . . . . . . . .  1
SECTION 1.02   General Principles Applicable to Definitions. . . . . . . . 15
SECTION 1.03   Accounting Terms. . . . . . . . . . . . . . . . . . . . . . 15

                                 ARTICLE II

                               THE COMMITMENT

SECTION 2.01   Agreement to Purchase and Sell Loans. . . . . . . . . . . . 16
SECTION 2.01A  Incremental Purchase. . . . . . . . . . . . . . . . . . . . 19
SECTION 2.02   Agreement to Accept Renewal Notes . . . . . . . . . . . . . 20

                                 ARTICLE III

                  CLOSING PROCEDURE; CONDITIONS TO PURCHASE

SECTION 3.01   Payment . . . . . . . . . . . . . . . . . . . . . . . . . . 21
SECTION 3.02   Acceptance - Renewal Loans. . . . . . . . . . . . . . . . . 21
SECTION 3.03   Effective Date. . . . . . . . . . . . . . . . . . . . . . . 21
SECTION 3.04   Buyer's Conditions Precedent to Acceptance. . . . . . . . . 21
SECTION 3.05   Additional Delivery Requirements for Initial Closing Date . 25
SECTION 3.06   Seller's Conditions Precedent to Sale . . . . . . . . . . . 26

                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

SECTION 4.01   Seller's Corporate Representations and Warranties . . . . . 27
SECTION 4.02   Seller's Closing Date Representations and Warranties with
               respect to Loans. . . . . . . . . . . . . . . . . . . . . . 29
SECTION 4.03   Seller's Renewal Date Representations and Warranties. . . . 36
SECTION 4.04   Buyer's Representations and Warranties. . . . . . . . . . . 37
SECTION 4.05   Repurchase Upon Breach of Certain Representations and
               Warranties. . . . . . . . . . . . . . . . . . . . . . . . . 38

                                  ARTICLE V

                          SERVICING AND COLLECTION

SECTION 5.01   Servicing and Collection Agent. . . . . . . . . . . . . . . 39
SECTION 5.02   Maintenance of System; Collection and Maintenance of
               Information . . . . . . . . . . . . . . . . . . . . . . . . 40
SECTION 5.03   Maintenance of Lien Priority. . . . . . . . . . . . . . . . 40
SECTION 5.04   Collection Policies . . . . . . . . . . . . . . . . . . . . 41
SECTION 5.05   Obligor Defaults. . . . . . . . . . . . . . . . . . . . . . 41
SECTION 5.06   Servicer Reports; Annual Compliance Report. . . . . . . . . 42
SECTION 5.07   Loan Payments . . . . . . . . . . . . . . . . . . . . . . . 43
SECTION 5.07A  Advances by Servicer. . . . . . . . . . . . . . . . . . . . 44
SECTION 5.08   Computation and Payment of Servicing Fees; Servicer's
               Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . 44
SECTION 5.09   Applicable Rate . . . . . . . . . . . . . . . . . . . . . . 45
SECTION 5.10   Concerning Renewal Notes. . . . . . . . . . . . . . . . . . 46
SECTION 5.11   Concerning Insurance on Collateral. . . . . . . . . . . . . 46
SECTION 5.12   Servicer Representations and Warranties . . . . . . . . . . 47
SECTION 5.13   Subservicing Agreements Between Servicer and Subservicers;
               Enforcement of Subservicer's Obligations. . . . . . . . . . 48
SECTION 5.14   Assumption or Termination of Sub-Servicing Agreement by . . 50
SECTION 5.15   Access to Certain Documentation and Certain Information
               Regarding the Loans . . . . . . . . . . . . . . . . . . . . 51
SECTION 5.16   Servicer Not to Resign. . . . . . . . . . . . . . . . . . . 51


                                 ARTICLE VI

                      SELLER'S AND SERVICER'S COVENANTS

SECTION 6.01   Covenants . . . . . . . . . . . . . . . . . . . . . . . . . 52
SECTION 6.02   Special Covenant of Seller. . . . . . . . . . . . . . . . . 57

                                 ARTICLE VII

                           GUARANTOR AND GUARANTY

SECTION 7.01   Guarantor's Guaranty, Repurchase Guaranty and Advance
               Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . 58
SECTION 7.02   Guarantor Representations and Warranties. . . . . . . . . . 58
SECTION 7.03   Covenants of Guarantor. . . . . . . . . . . . . . . . . . . 59

                                ARTICLE VIII

                  SELLER OBLIGATIONS AND REPURCHASE OPTIONS

SECTION 8.01   Purchase of Interest Rate Protection. . . . . . . . . . . . 66
SECTION 8.02   Optional Repurchase of Defaulted Loans and after Obligor
               Default . . . . . . . . . . . . . . . . . . . . . . . . . . 66
SECTION 8.03   Minimal Balances. . . . . . . . . . . . . . . . . . . . . . 66

                                 ARTICLE IX

                              SERVICER DEFAULT

SECTION 9.01   Servicer Defaults . . . . . . . . . . . . . . . . . . . . . 68
SECTION 9.02   Buyer to Act; Appointment of Successor. . . . . . . . . . . 69
SECTION 9.03   Effects of Servicing Transfer . . . . . . . . . . . . . . . 70


                                  ARTICLE X

                             TERMINATION EVENTS

SECTION 10.01  Termination Events. . . . . . . . . . . . . . . . . . . . . 71
SECTION 10.02  Consequences of Termination Event . . . . . . . . . . . . . 72
SECTION 10.03  Remedies of a Secured Party . . . . . . . . . . . . . . . . 73


                                 ARTICLE XI

                                MISCELLANEOUS

SECTION 11.01  Further Assurances. . . . . . . . . . . . . . . . . . . . . 74
SECTION 11.02  Indemnities . . . . . . . . . . . . . . . . . . . . . . . . 74
SECTION 11.03  No Waiver:  Remedies Cumulative . . . . . . . . . . . . . . 75
SECTION 11.04  Governing Law . . . . . . . . . . . . . . . . . . . . . . . 75
SECTION 11.05  Consent to Jurisdiction:  Waiver of Immunities. . . . . . . 75
SECTION 11.06  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . 75
SECTION 11.07  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . 76
SECTION 11.08  Capital Markets Funding . . . . . . . . . . . . . . . . . . 76
SECTION 11.09  Severability. . . . . . . . . . . . . . . . . . . . . . . . 76
SECTION 11.10  Attorney's Fees . . . . . . . . . . . . . . . . . . . . . . 76
SECTION 11.11  Setoff. . . . . . . . . . . . . . . . . . . . . . . . . . . 76
SECTION 11.12  Limitation on Third Party Beneficiaries . . . . . . . . . . 77
SECTION 11.13  Entire Agreement; Amendment . . . . . . . . . . . . . . . . 77
SECTION 11.14  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . 77


Exhibit A     - Information re:  Corporate Names of Seller and
                Guarantor
Exhibit B     - Form of Notice of Assignment
Exhibit C     - Form of Renewal Note
Exhibit D     - Form of Legal Opinion of Seller's Counsel
Exhibit E     - Form of Legal Opinion of Servicer's Counsel
Exhibit F     - Form of Legal Opinion of Guarantor's Counsel
Exhibit G     - Form of Monthly Report
Exhibit H     - Credit and Collection Policies
Exhibit I     - Information Regarding Litigation, etc.
Exhibit J     - Form of Officers' Certificate of Seller and
                Servicer
Exhibit K     - Form of Officer's Certificate of Guarantor
Exhibit L     - Form of Purchase Notice for Incremental Purchase
Exhibit M     - Form of Officer's Certificate of Seller
                (Incremental Purchase)
Exhibit N     - Form of Officer's Certificate of Guarantor
                (Incremental Purchase)
Exhibit O     - Form of Officer's Certificate of Servicer
                (Incremental Purchase)
Exhibit P     - Forms of Note and Related Documents
Exhibit Q     - Recent Dates for Lien Searches

Schedule I    - Loan Schedule
Schedule II   - Exception Loans
Schedule III  - Loans Secured by Real Property

                    LOAN PURCHASE AND SERVICING AGREEMENT

     This LOAN PURCHASE AND SERVICING AGREEMENT is executed as of May 13, 1994 between UNITED RESOURCES, INC., an Oregon corporation, as Seller (in such capacity, "Seller") and as servicer (in such capacity, "Servicer"), UNITED GROCERS, INC., an Oregon corporation, as guarantor ("Guarantor") and NATIONAL CONSUMER COOPERATIVE BANK, a financial institution organized under the laws of the United States ("Buyer").

     The parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

     SECTION 1.01 Defined Terms. The following terms, as used herein, have the following meanings:

     "Advance" shall mean any advance made by the Servicer under Section 5.07A of this Agreement.

     "Advance Guaranty" shall mean the guaranty of Advances provided by the Guarantor pursuant to Section 7.01(c) hereof.

     "Affiliate" shall mean, with respect to a Person, any other Person (or group of related Persons) which (i) directly or indirectly controls, is controlled by or is under common control with, such Person, or (ii) directly or indirectly owns more than 5% of such Person's voting stock, or (iii) is a director or officer of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Aggregate Exposure" shall mean, for any Obligor Group, an amount, without duplication, equal to the aggregate Principal Balance of all Loans with respect to which any member of such Obligor Group is an Obligor or Loan Guarantor.

     "Anticipated Payment" shall have the meaning given in Section 5.08.

     "Applicable Rate" shall mean during each Interest Accrual Period, a per annum rate of 1% in excess of LIBOR determined on the related LIBOR Determination Date, each calculated on the basis of actual days elapsed and a 360-day year.

     "Available Funds" shall mean Collections, Principal Prepayments, Payaheads, Net Liquidation Proceeds, Insurance Proceeds, Guaranty Payments, Repurchase Proceeds and Advances.

     "Bank Act" shall mean the National Consumer Cooperative Bank Act, 12 U.S.C. Sections 3001-3051, and any regulations and policies adopted thereunder.

     "Business Day" shall mean any day other than Saturday, Sunday and a day on which banks in Portland, Oregon or Washington, D.C. are authorized to close.

     "Buyer" or "NCB" shall mean National Consumer Cooperative Bank, a financial institution organized under the laws of the United States, and its Successors and assigns.

     "Carry-Forward Amount" shall mean, with respect to any Payment Date, the excess, if any, of the Anticipated Payment for the preceding Payment Date over the amount of Available Funds actually paid to the Buyer on the preceding Payment Date, plus interest on such excess, to the extent permitted by law, at the Applicable Rate.

     "Cash Flow Ratio" shall mean, with respect to any Obligor Group, at any date and for the period reflected in the related Obligor Group Financial Statements, the consolidated ratio (expressed as a percentage) of (a) EBITDA to (b) Cash Interest Expense plus CPLTD; provided that if the Obligor Group has taken on new debt which is not reflected on the Obligor Group Financial Statements, or if a new loan has been approved but not yet funded, the denominator of the ratio will be adjusted to account for the CPLTD of the new debt or loan and related interest expense.

     "Cash Interest Expense" shall mean, for any period, gross interest expense for such period determined in accordance with U.S. GAAP (other than interest on tax assessments to the extent included in deferred taxes) minus gross interest income for such period minus the amount of amortized debt discount and fees for such period (to the extent included above).

     "Closing Date" shall mean the date of each Incremental Purchase.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" shall mean all or any portion of the collateral, whether real or personal, tangible or intangible, or otherwise, pledged by any Obligor or Loan Guarantor to secure repayment of its Loan and the related Note (other than Seller's capital stock and patronage dividends).

     "Collateral Coverage Ratio" shall mean, with respect to any Obligor Group, as of any date, as evidenced by Obligor Group Financial Statements, the consolidated ratio (expressed as a percentage) of (a) the value of all Collateral, to (b) the aggregate Principal Balance of all Loans for such Obligor Group. For purposes of determining value, furniture, fixtures and equipment of a retail grocery store will be valued at 3.5 times the respective store's average weekly sales net of any prior liens, as evidenced on the related Obligor Group Financial Statements. For purposes of determining value, inventory located in Oregon or Washington will be net of any inventory against which there are prior liens and will be valued at book value as reflected on the related Obligor Group Financial Statements or a more recent physical inventory valuation by Seller. For purposes of determining value, inventory located in California will be net of any inventory against which there are prior liens and be valued at ninety percent of book value as reflected on the related Obligor Group Financial Statements or a more recent physical inventory valuation by Seller. For purposes of determining value, real estate will be net of any real estate against which there are prior liens and will be valued at either (i) the assessed value, as shown on the local assessor's lists, established no earlier than 9 months before the date of the Incremental Purchase by the Buyer hereunder or
(ii) the value established by an MAI appraisal dated no earlier than 9 months before the date of the Incremental Purchase by the Buyer hereunder, provided that real estate Collateral will be valued at $0.00 if neither full Minimum Documentation nor Standard Documentation is delivered with respect to such Collateral for the purpose of making the representation in Section 4.02(oo) hereof, the calculation of Collateral Coverage Ratio shall be modified as provided in Section 4.02(oo).

     "Collections" shall mean any and all amounts received from or on behalf of the Obligors in respect of Loans and related Notes or Related Documents during any applicable Due Period regardless of how received and including, without limitation, receipt of Monthly Payments and payments from guarantors.

     "Consolidated Net Tangible Assets" shall have the meaning given in
Section 7.03(j).

     "Consolidated Net Worth" shall mean, with respect to any Person, as of any date of determination, the consolidated balance sheet "net worth" of such Person determined in accordance with U.S. GAAP.

     "Consolidated Tangible Net Worth" means, with respect to any Person, at any date, Consolidated Net Worth less (i) all assets which should be classified as intangible assets (such as good will, patents, trademarks, copyrights, franchises and covenants not to compete) and (ii) to the extent not already deducted from total assets, all reserves including those for deferred income taxes, depreciation, obsolescence or amortization of properties and (iii) all capital stock or other investments in any direct or indirect subsidiary other than in (x) any offshore investment subsidiary, or
(y) a subsidiary having all or substantially all of its operations in the United States; provided, however, that, if and to the extent Buyer consents thereto, for the purpose of determining the recourse classification of Loans, an Obligor Group's Consolidated Tangible Net Worth shall be determined without deducting from its Consolidated Net Worth that portion of the value assigned to covenants not to compete relating to the purchase of any facilities located in the States of Washington and California, as shown on such Obligor Group Financial Statements.

     "Controlled Group" means, with respect to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which (1) together with such Person are treated as a single employer under Section 414(b) or 414(c) of the Code or
(2) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (n) of the Code, includes such Person as a member.

     "CPLTD" shall mean, with respect to any Person, for any period, that portion of such Person's long-term Debt (that is, Debt with a term of greater than one year) which matures and is due and payable within such period.

     "Credit and Collection Policy" means, with respect to Seller and Servicer, the credit, collection, enforcement and other policies and practices of the Seller or Servicer, as the case may be, relating to Loans, related Notes and Related Documents existing on the Initial Closing Date and as set forth in Exhibit H hereto, as the same may be modified from time to time with the consent of the Buyer, which consent will not be unreasonably withheld.

     "Cut-Off Date" shall mean the first (1st) day of the month in which each Incremental Purchase occurs.

     "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or agreements (including obligations of the parties under this Agreement),
(iii) all obligations of such Person to pay the deferred purchase price of property or services other than trade receivables and open accounts arising in the ordinary course, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles,
(v) all Debt secured by a lien on any asset owned of such Person, whether or not such Debt is otherwise an obligation of such Person which Debt, if Non-Recourse to such Person, shall be deemed to be in an amount equal to the lesser of the principal amount of such obligations or the aggregate fair market value of such assets, and (vi) all Guaranteed Debt (including, in the case of the Guarantor, the Guarantor's obligations under this Agreement).

     "Defaulted Loan" shall mean, as of any date, a Loan with respect to which any of the following has occurred: (a) the Servicer has determined, in accordance with its Credit and Collection Policy, that there has occurred an Obligor Default with respect to such Loan and such Obligor Default has been continuing for a period of 10 days, (b) the Servicer has determined that an Advance with respect to such Loan would constitute a Nonrecoverable Advance if made pursuant to Section 5.07A, or (c) the Obligor under such Loan has sought protection under the United States Bankruptcy Code or is the subject of an involuntary bankruptcy.

     "Due Date" shall mean the day of the month on which the Monthly Payment is due from the Obligor on a Loan.

     "Due Period" shall mean, with respect to any Payment Date, the calendar month preceding the month in which such Payment Date occurs.

     "EBITDA" means, for any Person, for any period, the consolidated net income (or net loss) of such Person for such period as determined in accordance with U.S. GAAP, plus (a) the sum of (i) depreciation expense,
(ii) amortization expense, (iii) Cash Interest Expense plus the amount of amortized debt discount deducted in determining Cash Interest Expense and fees, (iv) total income tax expense, and (v) extraordinary or unusual losses (and other after-tax losses on sales of assets outside of the ordinary course of business and not otherwise included in U.S. GAAP extraordinary or unusual losses), less (b) the sum of (i) extraordinary or unusual gains (and other after tax gains on sales of assets outside of the ordinary course of business and not otherwise included in U.S. GAAP extraordinary or unusual gains) of the Person for such period and (ii) the net income (or loss) of any Person that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid to such Person.

     "Eligible Loan" shall mean a Loan as to which each applicable representation and warranty in Section 4.02 is true and accurate on the applicable Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Fixed Charge Coverage" shall have the meaning provided in Section
7.03(i).

     "Full Recourse Loan" shall mean any Loan that is an Eligible Loan as to which the Seller has received at least 12 Monthly Payments of principal.

     "Funded Debt" means Debt which matures by its terms more than one year from the date it was originally incurred, or is unconditionally renewable or extendible at the option of the debtor to a date more than one year from such date, or which arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year from such date.

     "Government Approval" means an approval, permit, license, authorization, certificate or consent of any Governmental Authority.

     "Governmental Authority" means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

     "Guaranteed Debt" shall mean, as applied to any debt, for any Person
(i) a guarantee by such Person (other than by endorsement for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such debt or (ii) a similar agreement, direct or indirect, contingent or otherwise, providing for the payment or performance (or payment of damages in the event of non-performance) of such Person of any part or all of such debt. The amount of any Guaranteed Debt of such Person shall be deemed to be the maximum amount of the debt guaranteed for which the guarantor could be held liable under such Guaranteed Debt.

     "Guaranty" shall mean the first loss guaranty of Liquidation Losses provided by Guarantor in accordance with Section 7.01(a) of this Agreement.

     "Guaranty Amount" shall mean, at any time, an amount equal to (a) the sum of (i) fifteen percent (15%) of the Purchase Price of each Preferred Loan, (ii) fifty percent (50%) of the Purchase Price of each Standard Loan, and (iii) one hundred percent (100%) of the Purchase Price of each Full Recourse Loan, minus (b) all amounts previously remitted or paid by Guarantor to Buyer pursuant to the Guaranty; provided, however, that at no time shall the Guaranty Amount be less than the sum of the Purchase Price of the sum of the three largest Loans or the sum of the three largest Aggregate Exposures, whichever is greater at such time.

     "Guaranty Payments" shall mean the amounts paid by Guarantor to the Buyer pursuant to the Guaranty, the Repurchase Guaranty or the Advance Guaranty, as applicable.

     "Guarantor" shall mean United Grocers, Inc., an Oregon corporation, and its Successors and assigns.

     "Incremental Purchase" shall have the meaning ascribed to such term in
Section 2.01A hereof.

     "Initial Closing Date" shall mean May 13, 1994.

     "Insurance Proceeds" shall mean proceeds paid by any insurer pursuant to any insurance policy covering a Loan or Collateral, including but not limited to title, hazard, life, health and/or accident insurance policies.

     "Interest Accrual Period" shall mean, with respect to each Payment Date, the period commencing on the 15th day of the month preceding such Payment Date and ending on the 14th day of the month of such Payment Date, except that, with respect to the first Payment Date, the initial Interest Accrual Period shall commence on the Initial Closing Date.

     "LIBOR" shall mean, for any Interest Accrual Period, the reserve-adjusted London interbank rate for one-month Euro-Dollar deposits determined by the Buyer for each Interest Accrual Period in accordance with the provisions of Section 5.09.

     "LIBOR Determination Date" shall mean the second Business Day prior to the commencement of each Interest Accrual Period.

     "Liquidated Loan" shall mean any Defaulted Loan as to which the Servicer has determined that all amounts which it reasonably and in good faith expects to recover have been recovered from or on account of such Loan.

     "Liquidation Losses" shall mean, with respect to any Liquidated Loan, on any date of determination, the amount by which (A) the sum of (i) the Principal Balance of such Loan, (ii) accrued and unpaid interest thereon at the Applicable Rates and (iii) unreimbursed reasonable fees and expenses incurred by NCB or the Servicer in servicing the liquidation of Defaulted Loan, exceeds (B) the Net Liquidation Proceeds and Insurance Proceeds thereon.

     "Liquidation Proceeds" shall mean, cash, other than Insurance Proceeds, and any other amounts received in connection with the liquidation of Defaulted Loans and related Collateral, whether through trustee's sale, foreclosure sale or otherwise.

     "Loan" shall mean each loan originated by Seller in the ordinary course of its business and transferred to the Buyer pursuant to this Agreement, together with the rights and obligations of a holder thereof, payments thereon and proceeds therefrom, the Loans originally subject to this Agreement being identified on the Loan Schedule. "Loan" shall also include any Renewal Loan accepted by the Buyer under this Agreement.

     "Loan File" means the documents pertaining to a Loan, including the related Note and Related Documents delivered to the Buyer or its agent in accordance with Section 2.01 of this Agreement in connection with the sale of the Loan by Seller and the Renewal Note and Related Documents delivered to the Buyer pursuant to Section 2.02 of this Agreement.

     "Loan Guarantor" shall mean any Person who (i) guarantees an Obligor's payment and/or other obligations under any Loan, (ii) co-signs, or is a co-maker on, the related Note, or (iii) otherwise supports, either in a primary or secondary position, an Obligor's obligations with respect to a Loan, the related Note or other Related Documents.

     "Loan Interest Rate" shall mean, with respect to any date of determination, the then applicable annual rate of interest borne by a Loan, pursuant to its terms, which, as of the applicable Closing Date, is shown on the Loan Schedule.

     "Loan Schedule" shall mean, the schedule of Loans attached hereto as
Schedule I, such schedule identifying each Loan by the name and address of the Obligor and setting forth as to each Loan the following information: (i) the Principal Balance as of the close of business on the applicable Closing Date, (ii) the account number on Seller's records, (iii) the original principal amount of the Loan, (iv) the date the Loan was made and original number of months to maturity and original amortization period, in months, (v) the Loan Interest Rate as of the applicable Cut-Off Date and whether fixed or variable, (vi) when the first Monthly Payment was due, (vii) the Monthly Payment as of the applicable Cut-Off Date, (viii) the remaining number of months in the amortization period as of the applicable Cut-Off Date, (ix) if the Loan has a variable Loan Interest Rate, the margin which is added to the Prime Rate to determine the Loan Interest Rate, and the maximum and minimum Loan Interest Rates, if applicable, (x) whether such Loan is a Preferred Loan, Standard Loan or Full Recourse Loan, (xi) the Aggregate Exposure which relates to such Loan, (xii) with respect to the related Obligor Group, the Cash Flow Ratio and the Collateral Coverage Ratio as of the applicable Cut-Off Date. The Loan Schedule shall be supplemented on the date of each Incremental Purchase to include the Loans purchased on such date and shall be amended to reflect in the pool of Loans sold hereunder including Renewal Loans and Purchased Loans.

     "Lockbox Account" shall mean the account, if any, established by the Servicer pursuant to Section 5.07(a), for the receipt of payments related to the Loans.

     "MAI" shall mean Member of the American Institute of Real Estate
Appraisers.

     "Minimum Documentation" means, with respect to a Loan secured by real estate Collateral, (i) a certification of Seller as to the assessed value of the related mortgaged property (which certification shall be based on a tax assessment dated no later than 9 months before the Closing Date on which such Loan first purchased by the Buyer), (ii) a completed environmental questionnaire in the form prescribed by Seller and acceptable to Buyer, and
(iii) copies of any title search or report prepared by an attorney or title company relating to the mortgaged property.

     "Maximum Purchase Amount" shall mean $27,000,000, unless otherwise increased or reduced by the parties hereto.

     "Monthly Interest Amount" shall have the meaning given in Section 5.08.

     "Monthly Payment" shall mean the monthly payment of principal and/or interest required to be made by an Obligor on the related Loan pursuant to the terms of the related Note.

     "Multiemployer Plan" shall mean, for any Person, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any member of a Controlled Group on behalf of its employees and which is covered by Title V of ERISA.

     "Net Liquidation Proceeds" shall mean Liquidation Proceeds net of (i) any reimbursements to the Servicer made therefrom pursuant to Section 5.07 and (ii) amounts required to be released to the related Obligor pursuant to applicable law.

     "Non-Recourse Debt" means Debt or that portion of Debt of any Person or a Subsidiary of such Person as to which (a) the holders of such Debt agree that they will look solely to the property securing such Debt for payment on or in respect of such Debt and (b) no default with respect to such Debt would permit (after notice or passage of time or both) according to the terms thereof, any holder of any Debt for money borrowed by such Person or a Subsidiary of such Person to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to stated maturity.

     "Nonrecoverable Advance" shall mean any Advance made by the Servicer pursuant to Section 5.07A which, in the good faith judgment of the Servicer, will not be ultimately recoverable by the Servicer from Insurance Proceeds or Liquidation Proceeds or otherwise.

     "Note" shall mean any promissory note evidencing the indebtedness of an Obligor under a Loan, and shall include a Renewal Note accepted by the Buyer under this Agreement.

     "Notice of Assignment" shall mean a Notice of Assignment executed by Seller in substantially the form of the annexed Exhibit B.

     "Obligor" shall mean the Person or Persons primarily obligated to repay the Loan and the indebtedness evidenced by the related Note including, without limitation, all Persons executing such Note (regardless of whether they have also executed all subsequent extension agreements relating to such
Note).

     "Obligor Default" shall mean (a) the failure by a Obligor to pay when due (whether a Monthly Payment, at maturity, upon required prepayment, acceleration, demand or otherwise) the Loan and the indebtedness evidenced by related Note or any Related Document, or any interest or premium thereon which failure continues after the applicable grace period, if any, specified in such Note or Related Document relating to such Loan; or (b) the failure by an Obligor to perform any term or covenant on its part to be performed under any Loan, related Note or Related Document which failure continues after the applicable grace period, if any, specified in the Note or Related Document, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of the indebtedness evidenced by such Note or Related Document; or (c) the occurrence of an event or condition whereby the indebtedness related to the Loan of any Obligor shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof.

     "Obligor Group Financial Statements" shall mean the balance sheets and related statements of income and retained earnings prepared in accordance with U.S. GAAP which shall be prepared by an accounting service and signed by appropriate officers of the Obligor Group. For purposes of ratio determination, the financial statements reflecting the most recent fiscal year's results will be used, provided that if such financial statements reflect a period ended more than nine months earlier, an interim statement covering at least two quarters' results shall be used.

     "Obligor Group" shall include an Obligor and any of its Affiliates and Subsidiaries.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Payaheads" shall mean, with respect to a Due Period, any amounts received on a Loan in excess of the Monthly Payment due on the Due Date relating to such Due Period which does not constitute either a Principal Prepayment or payment with respect to an overdue amount. Payaheads are payments of principal for purposes of this Agreement.

     "Payment Date" shall mean the fifteenth (15th) day of each calendar month unless such day is not a Business Day, in which event, "Payment Date" shall mean the next succeeding Business Day. The initial Payment Date shall occur on the fifteenth (15th) day of the month following the Initial Closing Date.

     "Pension Plan" means an "employee pension benefit plan" (as such term is defined in ERISA) from time to time maintained by the Seller or a member of the Controlled Group.

     "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     "Plan" shall mean, for any Person, at any time, an employee pension benefit plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by such Person or any member of a Controlled Group for employees of such Person or any member of such Controlled Group or (ii) maintained pursuant to collective bargaining agreement or other arrangement under which more than one employer makes contributions and to which such Person or any member of a Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

     "Preferred Loan" shall mean any Loan which is an Eligible Loan and which falls into either of the following categories: (i) the Obligor Group related thereto has a Collateral Coverage Ratio of at least 110% and a Cash Flow Ratio of at least 100%; or (ii)(a) the Obligor Group related thereto has a Collateral Coverage Ratio and Cash Flow Ratio of at least 85% each and a combined Collateral Coverage Ratio and Cash Flow Ratio of at least 240%, and
(b) the Obligor Group related thereto has a Consolidated Tangible Net Worth greater than $0.00.

     "Primary Collateral" shall mean that portion of the Collateral in which Seller had, prior to the sale and assignment hereunder, first priority perfected security interests.

     "Prime Rate" shall mean the "Prime Rate" from time to time published in the "Money Rates" section of the Wall Street Journal; provided, however, that if such rate is not published in the Wall Street Journal, the Prime Rate shall be a substantially comparable index selected by the Seller and approved by the Buyer.

     "Principal Balance" shall mean, with respect to any Loan, at any date of determination, (i) the principal balance of the Loan outstanding as of the applicable Cut-Off Date, after application of the principal payments received on or before such date, minus (ii) the sum of (a) the principal portion of the Monthly Payments received during each Due Period ending prior to the most recent Payment Date, which were distributed pursuant to Section 5.07 on any previous Payment Date, and (b) all Principal Prepayments, Payaheads, Insurance Proceeds, Net Liquidation Proceeds, Guaranty Payments and Repurchase Proceeds to the extent applied by the Servicer as recoveries of principal in accordance with the provisions hereof, which were distributed pursuant to Section 5.07 on any previous Payment Date.

     "Principal Prepayment" shall mean any payment or other recovery of principal on a Loan equal to the Principal Balance thereof, received in advance of the final scheduled Due Date which is intended to satisfy a Loan in full. Principal Prepayment shall also include, with respect to a Loan that has provisions for renewal, all or any portion of the Principal Balance of the related Note that is greater than the Renewal Balance, if any.

     "Prior Note" shall have the meaning given in the definition of "Renewal Note".

     "Property" shall mean the Loans, the related Notes, Related Documents, Collateral pledged to secure the Loans, and other rights, title and interest of the Seller conveyed and sold pursuant to Section 2.01(a) or conveyed and accepted by Buyer pursuant to Section 3.02 hereof.

     "Purchase Amount" shall mean the amount set forth as such in Section
2.01(e).

     "Purchase Price" shall have the meaning given in Section 3.01.

     "Purchased Loans" shall mean all Loans purchased by or on behalf of the Seller, whether through a payment of Repurchase Proceeds by the Seller pursuant to Sections 2.01(e), 2.02(c), 3.02, 4.05, 8.03 and 10.02, or through a payment by the Guarantor on its Repurchase Guaranty pursuant to Section
7.01(b).

     "Rating Agency" shall mean Standard & Poor's Corporation, Moody's Investors Service, Inc., or any Successor of either, or any other nationally-recognized rating agency.

     "Related Documents" shall mean with respect to each Loan and related Note, a loan agreement, a security agreement, a mortgage, an assignment of lease and all other documents, instruments or assignments (including amendments or modifications thereof) executed by the Obligor or other Person on Obligor's behalf in respect of such Loan and related Note, including, without limitation, general or limited guaranties.

     "Renewal Balance" shall mean for each Renewal Note, the Principal Balance evidenced thereby on its Renewal Date.

     "Renewal Date" shall have the meaning given in the definition of "Renewal Note."

     "Renewal Loan" shall mean a loan evidenced by a Renewal Note.

     "Renewal Note" shall mean a Note accepted by Buyer (i) which is substantially in the form of the annexed Exhibit C (ii) which is executed by all of the Obligors and Loan Guarantors of a note related to a Loan previously sold to Buyer ("Prior Note") which Prior Note was to be paid in full on the date the Renewal Note first becomes effective ("Renewal Date");
(iii) which evidences an obligation to repay a principal amount equal to or less than the principal amount required to be paid by the Obligor under the Prior Note on the Renewal Date; (iv) which provides for monthly principal payments in amounts not less than the monthly principal payments required pursuant to the terms of the Prior Note; (v) which provides that on and after the first Renewal Date after the purchase by the Buyer hereunder, the related Loan will fully amortize over the remaining term to maturity; and (vi) which remains subject to and secured by all of the Related Documents applicable to the Prior Note (as the same may be amended and restated by the terms of the Renewal Note).

     "Repurchase Guaranty" shall mean the guaranty of Seller's repurchase obligation provided by the Guarantor pursuant to Section 7.01(b) hereof.

     "Repurchase Proceeds" shall mean the amounts received from Seller with respect to a Purchased Loan.

     "Responsible Officer" shall mean when used with respect to the Buyer, Servicer, any Subservicer, Guarantor or Seller, the chairman of the Board of Directors, any vice chairman of the Board of Directors, the chairman of the executive committee, any vice chairman of the executive committee, the president, any vice president (whether or not designated by numbers or words added before or after the title "vice president"), the secretary, the treasurer, any assistant treasurer, or any other officer or assistant officer of the Buyer, the Servicer, any Subservicer, Guarantor or Seller customarily performing functions similar to those performed by the Persons who at the time shall be such officers, respectively.

     "Seller" shall mean United Resources, Inc., an Oregon corporation, and its Successors and assigns.

     "Servicer" means United Resources, Inc., an Oregon Corporation, or its Successors or assigns.

     "Servicer Default" shall mean any act or occurrence described as a Servicer Default under Section 9.01 hereof.

     "Servicer Payment Date" shall mean the Business Day preceding each Payment Date.

     "Servicing Account" means the servicing account, if any, established by
Section 5.07 hereof.

     "Servicing Fee" shall have the meaning given in Section 5.08.

     "Servicing Officer" shall mean any officer of the Servicer, Subservicer or any agent of the Servicer or Subservicer involved in, or responsible for, the administration or servicing of the Loans whose name appears on a list of servicing officers furnished to the Buyer by the Servicer or Subservicer in the certificate pursuant to Section 5.01(b) or Section 5.13(f), as such list may from time to time be amended.

     "Standard Loan" shall mean any Loan (i) that is an Eligible Loan and
(ii) with respect to which the product of the related Obligor Group's Cash Flow Ratio and Collateral Coverage Ratio is at least equal to 100%.

     "Standard Documentation" means, with respect to a Loan secured by real estate Collateral, (i) an MAI appraisal dated no later than 9 months before the Closing Date on which such Loan first purchased by the Buyer, (ii) a Phase I environmental survey (except that for real estate Collateral which is residential property, an environmental questionnaire in the form prescribed by Seller acceptable to Buyer is acceptable) and (iii) originals of all title insurance policies relating to the mortgaged property.

     "Subordinated Debt" means, with respect to any Person, Debt of such Person which by its terms provides that no payments or distributions may be made thereon or in respect thereto at any time when a default has occurred and is continuing under any document providing for repayment of Debt of such Person for borrowed money (other than such Subordinated Debt) or for the payment by such Person of the purchase price of tangible property.

     "Subservicing Agreement" shall mean any written contract between the Servicer and any Subservicer relating to the servicing or administration of all or any portion of the Loans, related Notes and Related Documents.

     "Subservicer" shall mean any Person to which the Servicer from time to time may delegate all or any part of its servicing obligations hereunder pursuant to Section 5.13.

     "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Successor" means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

     "Termination Date" shall mean the first date on which (i) all Loans shall have been paid in full or, (ii) all Loans shall have been repurchased by or on behalf of Seller pursuant to Section 2.01(e), 2.02(c), 3.02, 4.05, 7.01(b), 8.02, 8.03 or 10.02.

     "Termination Event" shall have the meaning given in Section 10.01.

     "Unfunded Vested Liability" shall mean, with respect to any Person and any Plan, at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent evaluation date for such Plan, but only to the extent that such excess represents a potential liability of such Person or any member of the Controlled Group to the PBGC of the Plan under Title IV of ERISA.

     "U.S. GAAP" has the meaning specified in Section 1.03.

     SECTION 1.02   General Principles Applicable to Definitions.
Definitions given in Section 1.01 shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to "he" or "it" shall be applicable to Persons whether masculine, feminine or neuter. References herein to any document including, without limitation, this Agreement, a Loan, a Note, an Assignment and a Related Document shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended.

     SECTION 1.03 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles ("U.S. GAAP") consistently applied.

                             [End of Article I]

                                 ARTICLE II

                               THE COMMITMENT

     SECTION 2.01 Agreement to Purchase and Sell Loans. (a) At the time of each Incremental Purchase pursuant to Section 2.01A hereof, Seller does hereby assign, sell, set-over, transfer and otherwise convey to the Buyer, without recourse (but subject to Seller's covenants, representations, warranties and indemnities specifically provided herein), all of Seller's right, title and interest in, to and under (i) each Loan purchased on the date of such Incremental Purchase and any and all moneys of whatsoever nature (payable upon the occurrence of any event) payable pursuant to each such Loan after the applicable Cut-Off Date, including payments on the related Note, all Insurance Proceeds, any Net Liquidation Proceeds, other Collections, and any other amounts payable in connection with the termination of such Loan,
(ii) all rights, powers, and remedies of Seller under or in connection with each such Loan, whether arising under the terms of such Loan, by statute, at law or in equity, or otherwise arising out of any default by the Obligor under such Loan, including all rights to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, approval or waiver thereunder, (iii) all security interests and lien rights of Seller in each item of Collateral pledged to secure any such Loan, all additions, alterations, accessions or modifications thereto or replacement of any part thereof, and all intangibles and other rights associated with the Collateral, (iv) all rights of Seller under each Related Document, in each case as the same may be modified, amended, supplemented or restated from time to time, (v) all documents of title, books and records concerning the foregoing property (including all computer programs, tapes, disks and related items containing any such information), and (vi) all proceeds, products, rents or profits of the foregoing of any nature whatsoever, including all Insurance Proceeds and Net Liquidation Proceeds (with each Renewal Loan, related Renewal Note and Related Documents conveyed by Seller and accepted by Buyer pursuant to Section 3.02 hereof, collectively, the "Property"). The foregoing transfer, sale, assignment and conveyance does not constitute and is not intended to result in the creation, or an assumption by the Buyer, of any obligation of Seller or any other Person in connection with any Loan, the related Note, Related Documents or Collateral or under any agreement or instrument relating thereto, including any obligation to any Obligor.

          (b) In connection with each transfer, sale and assignment of Loans, the Buyer hereby directs Seller to deliver to the Buyer as of the date of each Incremental Purchase the Loan Files with respect to the Loans transferred and sold on the date of each such Incremental Purchase, which shall include, but not be limited to, the following:

              (i) the original Notes, endorsed by Seller as follows: "Pay to the order of National Consumer Cooperative Bank, without recourse" and signed by a Responsible Officer of Seller, with all prior and intervening endorsements showing a complete chain of endorsement from the originator to Seller, if Seller was not the originator, together with all originals or copies of Renewal Notes in Seller's possession;

              (ii) executed original counterparts of the Related Documents, together with executed originals of all modifications or amendments thereof;

              (iii)  [RESERVED]

              (iv) irrevocable power of attorney of Seller to the Buyer to execute, deliver, file, record or otherwise deal with the Collateral for the Loans in accordance with this Agreement. The power of attorney will be delegated by the Buyer to the Servicer and will permit the Buyer (or Servicer on its behalf) to prepare, execute and file of record UCC financing statements and other notices;

              (v)  documents evidencing or related to any insurance policies;

              (vi) With respect to Loans secured by mortgages on real property, Buyer shall have received (A) either: (i) the original mortgage, with evidence of recording thereon, (ii) a copy of the mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording until such time as the original is returned by the public recording officer or duly licensed title or escrow officer or (iii) a copy of the mortgage certified by the public recording office in those instances where the original recorded mortgage has been lost; (B) either: (i) the original assignment of mortgage from Seller endorsed as follows: "National Consumer Cooperative Bank," with evidence of recording thereon (provided, however, that where permitted under the laws of the jurisdiction wherein the mortgaged property is located, the assignment of mortgage may be effected by one or more blanket assignments for Loans secured by mortgaged properties located in the same county), or (ii) a copy of such assignment of mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording (provided, however, that where the original assignment or mortgage is not being delivered to the Buyer, each such Responsible Officer may complete one or more blanket certificates attaching copies of one or more assignments of mortgage relating to the mortgages originated by Seller); and (C) either: (i) originals of all intervening assignments, if any, showing a complete chain of title from the originator to Seller, including warehousing assignments, with evidence of recording thereon if such assignments were recorded, (ii) copies of any assignments certified as true copies by a Responsible Officer of Seller where the originals have been submitted for recording until such time as the originals are returned by the public recording officer, or
     (iii) copies of any assignments certified by the public recording office in any instances where the original recorded assignments have been lost; and (D) either: (i) with respect to all Loans which are secured by real estate Collateral, available Minimum Documentation or Standard Documentation;

              (vii) copies of all UCC-1 financing statements identifying each Loan, related Collateral and Related Documents and naming the Buyer as secured party and Seller as debtor, to be filed in Oregon, Washington and California.

          (c) In addition, concurrently with or prior to each Incremental Purchase, Seller agrees to cause any UCC-1 financing statements, UCC-3 assignments or other instruments necessary to perfect the ownership or security interests granted and assigned by Seller to the Buyer in the Loans and other Property transferred and sold on the date of each such Incremental Purchase (other than UCC-1 financing statements naming the Obligors under the Loans as debtors) to be filed or recorded in all such appropriate places as are required to protect the Buyer's interest in such Loans and such other Property, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to the Buyer. Seller and Buyer agree that with respect to each Loan, Related Document and item of Primary Collateral, Seller will make all filings and take all such other actions necessary to perfect Buyer's first priority security interest therein, and, with respect to each item of Collateral which is not Primary Collateral, Seller will make all filings and take all such other actions necessary to perfect Buyer's security interest therein to the same level of priority enjoyed by the Seller at the time of the Incremental Purchase of the related Loan.

          (d) It is the intention of the parties to this Agreement that each conveyance of Seller's right, title and interest in and to the Property pursuant to this Agreement shall constitute a purchase and sale and not a loan. If, notwithstanding the foregoing, the conveyance of the Property to the Buyer hereunder is characterized by any third party as a pledge, the parties intend that Seller shall be deemed hereunder to have granted to the Buyer a first priority perfected security interest in all of Seller's right, title and interest in, to and under the Loans, the Notes, the related Collateral and Related Documents, and all monies due or to become due with respect thereto after the applicable Cut-Off Date, and that this Agreement shall constitute a security agreement under applicable law.

          (e) If the Buyer determines that any documents or documents constituting a part of a Loan File are missing or defective (that is, mutilated, damaged, defaced, incomplete, improperly dated, clearly forged or otherwise physically altered) with respect to any Loan in any respect which materially and adversely affects the interests of the Buyer, then the Buyer shall promptly notify Seller, whereupon Seller shall have a period of 30 days, within which to correct or cure any such defect. If any such material defect has not been corrected or cured in all material respects as described below, notwithstanding any other provision of this Agreement, Seller will, as of the end of such 30th day (or earlier if Seller elects), repurchase the related Loan from the Buyer at a price equal to the sum (without duplication) of (i) the Principal Balance of such Loan as of the first day of the Due Period following the Due Period during which such repurchase occurs, (ii) the aggregate amount of all Monthly Payments on such Loan due on or prior to the last day of the Due Period during which such repurchase occurs not previously made by the Obligor or advanced by or on behalf of the Servicer (including by the Guarantor pursuant to the Advance Guaranty) and (iii) the amount of any outstanding Advances and Guaranty Payments pursuant to the Advance Guaranty made in respect of such Loan (the "Purchase Amount"). The Purchase Amount shall be paid by Seller to the Servicer in immediately available funds by the last day of the Due Period during which such repurchase obligation arises and, upon receipt by the Servicer of such deposit, the Servicer shall release or cause to be released to Seller the related Loan Files and shall execute and deliver or cause to be executed and delivered such instruments of transfer or assignment of such Loan, the security interest in the related Property, in each case without recourse, representation or warranty, as Seller shall reasonably request (as shall be prepared by and at the expense of Seller). It is understood and agreed that the obligation of Seller to repurchase any Loan as to which a material defect in a constituent document exists and to make the related payments as described in this Section 2.01(e) shall, together with the indemnification rights contained in Article 11.02 and the right of Buyer to be reimbursed for reasonable fees and expenses incurred in effecting this repurchase, constitute the sole remedies against Seller with respect to such defective Loan available to the Buyer.

     SECTION 2.01A Incremental Purchase. (a) Subject to the terms and conditions hereof, the Seller may at any time prior to June 30, 1994 (or such later date as is approved by Buyer) sell to the Buyer and the Buyer shall purchase from the Seller certain identified Loans and Property related thereto (each, an "Incremental Purchase"); provided, however, that no Incremental Purchase shall be for a principal amount of less than $3,000,000 (other than the final Incremental Purchase which may be in such lesser amount as agreed to by Buyer) and provided further, that the Buyer shall not be obligated to make an Incremental Purchase (or any portion thereof) to the extent such Purchase (or any portion thereof), together with all previous Incremental Purchases, would exceed the Maximum Purchase Amount.

          (b) The Seller shall provide the Buyer with written notice of its intention to request an Incremental Purchase in the form of Exhibit L hereto no later than ten (10) Business Days before each Incremental Purchase and shall provide the Buyer with at least five (5) Business Days to review the Loan Files relating to each Incremental Purchase. Upon satisfaction of all terms and conditions contained herein, Buyer shall pay to the Seller the Purchase Price of each Incremental Purchase on the applicable Closing Date.

     SECTION 2.02 Agreement to Accept Renewal Notes. (a) Subject to the terms and conditions of this Agreement, including delivery of the Renewal Notes and satisfaction of the other delivery and filing requirements set forth in Section 2.01 hereof no later than five (5) Business Days before the applicable Renewal Date, and upon at least 30 days' written notice from Seller, the Buyer agrees to accept on any Renewal Date such Renewal Loans as Seller shall have caused Obligors of the related Prior Notes to execute and deliver.

          (b) The parties to this Agreement intend that the conveyance of each Renewal Loan and related Property by Seller and acceptance thereof by Buyer shall constitute a purchase and sale and not a loan.

          (c) If any document or documents constituting part of a Loan File relating to a Renewal Loan are missing or defective as described in section 2.01(e) hereof, the Buyer shall have the same rights against Seller as provided in such Section 2.01(e).

                             [End of Article II]

                                 ARTICLE III

                  CLOSING PROCEDURE; CONDITIONS TO PURCHASE

     SECTION 3.01 Payment. Subject to Section 3.04, the Buyer shall pay in immediately available funds to Seller, on or before 12:00 noon Washington, D.C. time, on each Closing Date, the sum of (i) 100% of the Principal Balance of each Preferred Loan sold by the Seller to Buyer on such Closing Date,
(ii) 100% of the Principal Balance of each Standard Loan sold by the Seller to the Buyer on such Closing Date, and (iii) 100% of the Principal Balance of each Full Recourse Loan sold by Seller to Buyer on such Closing Date (each such sum, collectively, the "Purchase Price").

     SECTION 3.02 Acceptance - Renewal Loans. For each Loan with provisions for renewal on a Renewal Date, no later than thirty (30) days before the Renewal Date for such Loan, Seller shall provide Buyer with a notice that (i) identifies the Loan and related Note by original dated date, face amount, Loan Interest Rate, and name of Obligor, (ii) identifies the Renewal Date of such Loan, and (iii) states whether all or any part of the Principal Balance of such Loan will be renewed on the Renewal Date, and if the Loan is to be renewed, the anticipated Renewal Balance. No later than five (5) Business Days before the Renewal Date for any Loan to be renewed, the Seller shall deliver to the Buyer the Renewal Note and other documents required by Section 2.01 hereof. On the applicable Renewal Date for any Loan which is to be renewed, Buyer shall, subject to satisfaction of the delivery requirements of Section 2.02 and the conditions set out in Section 3.04, accept a Renewal Note from Seller (in lieu of receiving the Renewal Balance) as payment in full of a portion of the Outstanding Balance of the Prior Note equal to the Renewal Balance. In the event that Seller has caused a Renewal Note to be executed but the conditions precedent to acceptance thereof set out in Section 3.04 have not been satisfied or waived by the Renewal Date, Seller shall on such Renewal Date repurchase such Renewal Loan on the same terms as stated in Section 2.01(e).

     SECTION 3.03 Effective Date. Each sale made pursuant to Sections 2.01 and 2.01A shall be effective, and all right, title and interest in the Loans and the related Property so sold shall pass to the Buyer at such time as Buyer shall pay the Purchase Price in respect thereof.

     SECTION 3.04 Buyer's Conditions Precedent to Acceptance. The obligation of Buyer to pay the Purchase Price on each Closing Date and to accept the Renewal Loans and Notes on any applicable Renewal Date is subject to the fulfillment on such Closing Date or Renewal Date, as the case may be, of each of the following conditions (relating only to the Loans purchased or renewed on each such Date):

          (a) Buyer shall have received the original Notes or Renewal Notes, as the case may be, and such Notes shall have been duly endorsed by Seller without recourse or warranty except as provided herein, and of the Related Documents;

          (b) Buyer shall have received the original executed counterpart of the loan agreement, security agreement and other Related Documents with respect to each Loan (or, to the extent more than one original counterpart exists, all original executed counterparts of such agreements and Related Documents that are in the possession of the Seller or any of its Affiliates), and each such Document shall be in a form reasonably satisfactory to Buyer;

          (c) The Buyer shall have received a duly executed Notice of Assignment in the form annexed hereto as Exhibit B addressed to each Obligor of a Note related to a Loan;

          (d) With respect to Loans secured by mortgages on real property, Buyer shall have received (A) either: (i) the original mortgage, with evidence of recording thereon, (ii) a copy of the mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording until such time as the original is returned by the public recording officer or duly licensed title or escrow officer or (iii) a copy of the mortgage certified by the public recording office in those instances where the original recorded mortgage has been lost; (B) either:
(i) the original assignment of mortgage from Seller endorsed as follows:
"National Consumer Cooperative Bank," with evidence of recording thereon (provided, however, that where permitted under the laws of the jurisdiction wherein the mortgaged property is located, the assignment of mortgage may be effected by one or more blanket assignments for Loans secured by mortgaged properties located in the same county), or (ii) a copy of such assignment of mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording (provided, however, that where the original assignment or mortgage is not being delivered to the Buyer, each such Responsible Officer may complete one or more blanket certificates attaching copies of one or more assignments of mortgage relating to the mortgages originated by Seller); and (C) either: (i) originals of all intervening assignments, if any, showing a complete chain of title from the originator to Seller, including warehousing assignments, with evidence of recording thereon if such assignments were recorded, (ii) copies of any assignments certified as true copies by a Responsible Officer of Seller where the originals have been submitted for recording until such time as the originals are returned by the public recording officer, or (iii) copies of any assignments certified by the public recording office in any instances where the original recorded assignments have been lost; and (D) with respect to all Loans which are secured by real estate Collateral, all available Standard Documentation or Minimum Documentation;

          (e) Seller has, or on the applicable Closing Date will have, (1) a first priority perfected security interest in each item of Primary Collateral, free from any lien, security interest, encumbrance or other right, title or interest of any Person, and (2) a perfected security interest in each other item of Collateral, subject to the prior liens, security interests and encumbrances existing on, and identified to and approved by the Buyer on the applicable Closing Date. Seller shall, on the applicable Closing Date, transfer its security interest in the Collateral subject to the rights of the holder of title in and to the Collateral and of the Obligors in the Collateral under the Loans, related Notes and Related Documents (and in the case of Collateral which is not Primary collateral, holders of prior liens), and the Seller, as agent for the Buyer, shall defend Buyer's security interest in and to the Collateral related to any Loan against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to that of obligors or Buyer;

          (f) On each applicable Closing Date, at least 90% of the Collateral securing each Loan must consist of Primary Collateral;

          (g) The Buyer shall have received a Uniform Commercial Code financing statement on Form UCC-l naming Buyer as "Secured Party" and executed by Seller as "Debtor" covering the Loans, related Notes, related Collateral, the Related Documents and the proceeds thereof, in form and content sufficient for filing in the appropriate offices in the States of Oregon, Washington and California;

          (h) The Buyer shall have received Uniform Commercial Code financing statements on Form UCC-3 executed by Seller as "Assignor" evidencing the assignment to the Buyer by Seller of all security interests in personal property, arising in favor of Seller under the Related Documents, on the Collateral relating to the Loans (other than security interests in Seller's capital stock and patronage dividends) in form and content sufficient for filing with the applicable location for central filing in the state where the related form UCC-l is filed;

          (i) The Buyer shall have received Assignments of Deeds of Trust executed by Seller as "Assignor" evidencing the assignment to Buyer by Seller of all security interests in real property arising in favor of Seller under the Related Documents in form and content sufficient for filing in the real property recording districts in which such real property is located;

          (j) The Buyer shall have received evidence reasonably satisfactory to Buyer that the security interests arising in favor of Seller under the Related Documents and the Collateral therein described (other than Seller's capital stock and patronage dividends) have been duly perfected by the filing of all such Uniform Commercial Code financing statements and the taking of all such other or additional acts as may be necessary to create a valid and perfected lien enforceable against all third parties in all jurisdictions to secure each Obligor's respective obligations to the Seller under the Loans, related Notes and Related Documents and evidence reasonably satisfactory to Buyer, which shall consist of the filing of amendments to financing statements in appropriate jurisdictions necessary to evidence United Grocers, Inc.'s and any other person's subordinate security interests in the Loans, related Collateral and Related Documents, lien searches of "recent" date and "sufficient" detail (as "recent" and "sufficient" are defined for each purchased Loan in Exhibit Q hereof) in appropriate jurisdictions and, in the case of real estate Collateral, title policies and lien and title searches by attorneys of title companies, that such lien is a perfected lien of first priority in respect of the Primary Collateral and enforceable, in the case of all other Collateral, against third parties whose interests are subordinate to the interest of the Seller sold and assigned to Buyer hereunder;

          (k) The Buyer shall have received evidence reasonably satisfactory to Buyer that the security interests arising in its favor under this Agreement in the Loans, related Notes, related Collateral, the Related Documents and the proceeds thereof has been duly perfected by the filing of all such Uniform Commercial Code financing statements and the taking of all such other or additional acts as may be necessary to create a valid and perfected lien of first priority enforceable against all third parties (other than prior lien holders in the case of Collateral which is not Primary Collateral) in all jurisdictions to secure all of Seller's obligations to Buyer;

          (l) No Termination Event, and no event which with the giving of notice or passage of time or both would constitute a Termination Event shall have occurred and be continuing, and a Responsible Officer of Seller shall have so certified to Buyer in writing;

          (m)  Each representation and warranty of the Seller set forth in
Section 4.01, 4.02 or 4.03 shall be true and correct in all material respects, and a duly Responsible Officer of Seller shall have so certified to Buyer in writing in substantially the form of Exhibit M hereto;

          (n)  Each representation and warranty of Guarantor set forth in
Section 7.02 hereof shall be true and correct in all material respects, and a duly Responsible Officer of Guarantor shall have so certified to Buyer in writing in substantially the form of Exhibit N hereto;

          (o)  Each representation and warranty of Servicer set forth in
Section 5.12 shall be true and correct in all material respects, and a duly Responsible Officer of Servicer shall have so certified to Buyer in writing in substantially the form of Exhibit O hereto;

          (p) Buyer shall have received all of the Schedules (or in the case of a Closing Date subsequent to the Initial Closing Date or a Renewal Date, supplements or modifications of such Schedules, if necessary) (including the Loan Schedule) required by this Agreement and they shall be in a form reasonably acceptable to Buyer;

          (q) Buyer shall have received from Seller financial and other documentation supporting the Seller's calculation of Cash Flow Ratio and Collateral Coverage Ratio with respect to each Obligor Group having an Aggregate Exposure as of such Closing Date of $250,000 and greater;

          (r) Seller shall have paid or provided for the payment of all fees and expenses, including the Buyer's out-of-pocket expenses and the fees of Buyer's counsel, incurred in selling the Loans pursuant to this Agreement;

          (s) Buyer shall have received an opinion of counsel for Seller dated the applicable Closing Date substantially in the form of paragraph 8 in Exhibit D hereto.

     SECTION 3.05 Additional Delivery Requirements for Initial Closing Date. The obligation of the Buyer to perform any of its obligations under this Agreement shall be further subject to satisfaction of each of the following delivery requirements on the Initial Closing Date (or on the date specified below) to the reasonable satisfaction of Buyer:

          (a) Buyer shall have received an opinion of counsel for Seller dated such date and substantially in the form of Exhibit D hereto, and within 30 days of the Initial Closing Date, Buyer shall have received an opinion of counsel to the effect that this Agreement is a legal, valid and binding obligation of the Seller, Servicer and Guarantor enforceable against such parties under the laws of the State of New York;

          (b) Buyer shall have received an opinion of counsel for Servicer dated such date and substantially in the form of Exhibit E hereto;

          (c) Buyer shall have received an opinion of Counsel for Guarantor dated such date and substantially in the form of Exhibit F hereto;

          (d) Buyer shall have received in form and substance reasonably satisfactory to it a certified copy of a resolution adopted by the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement and the Assignments and the endorsement and sale of the Notes hereunder, together with evidence of the authority and specimen signatures of the persons who have signed this Agreement and who will sign the Assignments and endorse the Notes on behalf of the Seller and such other evidence of corporate authority as Buyer may reasonably require;

          (e) Buyer shall have received in form and substance reasonably satisfactory to it, a certified copy of a resolution adopted by the Board of Directors of Guarantor, authorizing the execution, delivery and performance of this Agreement;

          (f) Buyer shall have received in form and substance satisfactory to it, a certified copy of a resolution adopted by the Board of Directors of Servicer, authorizing the execution, delivery and performance of this Agreement;

          (g) Buyer shall have received a commitment fee from Seller of $256,500; and

          (h) Buyer shall have received certificates from Seller, Servicer and Guarantor substantially in the form of Exhibits J and K, respectively.

          (i) Buyer shall have received an executed counterpart of a certain Subordination Agreement in which United Grocers, Inc. agrees to subordinate its interest in the Collateral (other than patronage and stock) securing the Loans to the interest of the Seller therein.

          (j) Buyer shall have received Exhibit A containing information relating to the corporate and "doing business" names of the Seller and Guarantor in the States of Oregon, Washington and California.

          (i) Buyer shall have received, within 30 days of the Initial Closing Date, an errors and omissions policy satisfying the requirements of
Section 5.01(c) hereof.

     SECTION 3.06 Seller's Conditions Precedent to Sale. The obligation of Seller to sell Loans on each Closing Date shall be subject to the fulfillment of each of the following conditions on such Closing Date to the reasonable satisfaction of Seller:

          (a)  Seller shall have received the Purchase Price as provided in
Section 3.01;

          (b)  Each representation and warranty of the Buyer set forth in
Section 4.04 shall be true and correct in all material respects, and a duly authorized officer of Buyer shall have so certified to Seller in writing; and

          (c) On the Initial Closing Date, Seller shall have received an opinion of counsel for Buyer to the effect that Buyer has full power and authority to purchase Loans and execute and perform this Agreement.


                            [End of Article III]

                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

     SECTION 4.01   Seller's Corporate Representations and Warranties.
Seller represents and warrants to Buyer as of each Closing Date and as of any Renewal Date as follows:

          (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon, is doing business only under the corporate and "doing business as" names listed in Exhibit A hereto, and is qualified to do business in each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification, and has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, to execute, deliver and perform this Agreement and to sell the Loans and related Property.

          (b) The execution, delivery and performance by the Seller of this Agreement and any assignment, the endorsement the Notes and the sale of any Loans, related Notes and Related Documents and the security interest in the related Collateral hereunder have been duly authorized by all necessary corporate action of Seller, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Debt of Seller, except such as have been obtained (certified copies thereof having been delivered to Buyer), do not contravene any law, regulation, rule or order binding on it or its Articles of Incorporation or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Seller is a party or by which Seller or any of the Loans, related Notes or Related Documents may be bound or affected.

          (c) No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Seller of this Agreement or any assignment or the endorsement of the Notes or in connection with the sale of the Loans and related Property contemplated hereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to Buyer).

          (d) This Agreement has been duly executed and delivered by Seller and constitutes, and any assignment and any endorsement of a Note when duly executed and delivered will constitute, the legal, valid and binding obligation of the Seller enforceable against Seller in accordance with its terms.

          (e) Except as described in Exhibit I hereto, there are no actions, proceedings, investigations, or claims against or affecting Seller now pending before any court, arbitrator or other Governmental Authority (nor to the knowledge of Seller has any thereof been threatened nor does any basis exist therefor) which if determined adversely to the Seller would be likely to have a material adverse effect on the financial condition or operations of Seller or on Seller's ability to perform its obligations under this Agreement, or under any Assignment or under an endorsement of any Note. With respect to the litigation described in Exhibit I hereto, a determination in such litigation that is materially adverse to the Seller or Guarantor would not have a material adverse effect on the financial condition or operations of Seller or on Seller's ability to perform its obligations under this Agreement, or under any assignment or endorsement of any Note.

          (f) The consolidated balance sheet of the Seller and its Affiliates and Subsidiaries at October 1, 1993, and the related statements of income and retained earnings of Seller and its Affiliates and Subsidiaries for the fiscal year then ended, copies of which have been furnished to Buyer, fairly present the financial condition of Seller and its Affiliates and Subsidiaries as at such date and the results of operations of Seller and its Affiliates and Subsidiaries for the period then ended, all in accordance with U.S. GAAP consistently applied. Since that date, there has been no material adverse change in the financial condition or operations of Seller or any of its Subsidiaries or Affiliates.

          (g) Seller has good and marketable title to each of the properties and assets reflected in its balance sheet referred to in Section 4.01(f) except such as have been since sold or otherwise disposed of in the ordinary course of business.

          (h) Neither Seller nor any of its Subsidiaries or Affiliates is in material breach of or default under any agreement or agreements to which it is a party or which are binding on it or any of its assets and which provide for the payment of monies, the delivery of goods or the provision of services in amounts or with values in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000).

          (i) The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of Seller and its consolidated subsidiaries or affect materially the ability of the Seller to perform this Agreement; no Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 502 or Section 2003(a) of ERISA; no Pension Plan or trust created thereunder has been terminated, and there have been no "reportable events" (as that term is defined in Section 4043 of ERISA) since the effective date of ERISA; no Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA; and the required allocations and contributions to Pension Plans will not violate Section 415 of the Code.

          (j) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary and all other or additional acts have been taken as are necessary to perfect the Buyer's interests arising hereunder and under the assignments in and to the Loans and related Property and the lien created hereby constitutes a valid and perfected lien of first priority in and to all of the Loans and related Property (other than in Collateral which is not Primary Collateral, in which case the Buyer has only such interest as the Seller had and disclosed to the Buyer on the applicable Closing Date and other than Seller's security interest in its capital stock and patronage dividends) and is enforceable against all third parties (other than third parties whose interests in Collateral which is not Primary Collateral are prior to Seller's interests therein on the applicable Closing Date) in all jurisdictions as security for all obligations of the Seller to the Buyer under this Agreement.

          (k) Seller has good and marketable title to the Loans and related Notes designated for sale to the Buyer hereunder, the Related Documents and the proceeds thereof, free and clear of all liens and encumbrances and Seller has not transferred in any manner whatever to any Person (other than Buyer) and has not created or permitted any lien, pledge, charge, security interest, ownership interest, participation interest or any other interest of any nature whatever (other than in favor of the Buyer) in respect of the Loans, the related Notes, the Related Documents or the proceeds thereof.

          (l) Seller's chief executive offices and the offices where such Seller keeps records concerning the Loans and related Property are located at 6433 S.E. Lake Road, Portland, Oregon or such other location to which such offices are moved pursuant to Section 6.01(m) hereof.

          (m)  This Agreement, the financial statements referred to in
Section 4.01(f) and all other instruments, documents, certificates and statements furnished to the Buyer by the Seller, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

          (n) Seller is "eligible" to borrow from NCB under the provisions of the Bank Act.

     SECTION 4.02 Seller's Closing Date Representations and Warranties with respect to Loans. Seller represents and warrants to Buyer as of each Closing Date with respect to Loans transferred and sold on such Closing Date as follows:

          (a) The information with respect to each Loan set forth in the Loan Schedule, together with any documentation supporting such information, is true and correct;

          (b) With respect to each Loan, there exists only one original Note. Such original Note and all of the other original or certified documentation set forth in Sections 2.01 and 3.03 (including all material documents related thereto) has been or will be delivered to the Buyer on the applicable Closing Date;

          (c) Each Loan was originated in the United States and Monthly Payments on such Loan are payable in U.S. Dollars by an Obligor domiciled in the United States;

          (d) Each Note will have a Loan Interest Rate that is either (i) a fixed rate of at least 7.5% per annum (except for those Loans listed on Schedule II hereto (as the same may be supplemented upon subsequent Incremental Purchases) which shall have fixed Loan Interest Rates of at least 5.99%) or (ii) a variable rate based on the Prime Rate, adjusted either monthly or semi-annually, plus at least 100 basis points;

          (e) Immediately prior to the transfer and assignment herein contemplated, the applicable Seller held good and indefeasible title to, and was the sole owner of, each Loan conveyed by Seller, subject to no liens, charges, mortgages, encumbrances or rights of others or other liens which will be released simultaneously with such transfer and assignment; and immediately upon the transfer and assignment herein contemplated, the Buyer will hold good and indefeasible title, to, and be the sole owner of, each Loan subject to no liens, charges, mortgages, encumbrances or rights of others;

          (f) Seller shall have received at least three (3) (or in the case of a Full Recourse Loan, twelve (12)) scheduled principal payments before the applicable Cut-Off Date;

          (g) As of the applicable Cut-Off Date, no Loan is delinquent (after giving effect to any applicable grace period) in payment and, as of the applicable Closing Date, no Loan shall have had an individual payment delinquent (after giving effect to any applicable grace period) for periods in excess of 31 days on 2 or more separate occasions;

          (h) The Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the related Note, Related Document or any related Collateral, or the exercise of any right thereunder, render either the related Note, Related Document or any related Collateral unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and so such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

          (i) Each Loan at the time it was made complied and, as of the applicable Closing Date, complied in all material respects with applicable state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws;

          (j) The Loans were originated by such Seller in accordance with the underwriting criteria set forth in the applicable Credit and Collection Policy;

          (k) Except as noted on Schedule II, the Notes executed by any one Obligor (or other Person directly or indirectly controlling, controlled by or under common control with, such Obligor), together with any other promissory notes or evidences of indebtedness executed by such Obligors for the benefit of the Seller, shall have an aggregate outstanding balance of less than $1,500,000;

          (l) At least one of the Obligors with respect to each Loan (i) is a member in good standing of United Grocers, Inc. and (ii) to the best of Seller's knowledge, shall have provided to Seller complete and accurate information relating to Obligor's financial condition and shall have suffered no material adverse changes in its financial condition or otherwise since the date the Loan was originated;

          (m) Except for any Loan identified on Schedule II (as the same may be supplemented upon subsequent Incremental Purchases) hereof, each Loan has a remaining amortization period of no less than 24 months and no greater than 84 months;

          (n) The Note related to each Loan provides that the principal be amortized monthly over the term of such Note, with either (i) level monthly payments of principal or (ii) level monthly payments of principal and interest, provided that, in the case of a Loan with renewal provisions, a balloon payment on such Renewal Date is permissible;

          (o) Each Loan, related Note, related Collateral and Related Documents pursuant to which Collateral is pledged to a Seller is the legal, valid and binding obligation of the Obligor thereof and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), none of which will prevent the ultimate realization of the security provided by the Collateral or Related Document, and all parties to each Loan had full legal capacity to execute all Related Documents and convey the property therein purported to be conveyed;

          (p) The terms of the Loan, related Note and each Related Document pursuant to which Collateral was pledged have not been impaired, altered or modified in any respect, except by written instrument which has been recorded, if necessary, to protect the interest of the Buyer and which has been delivered to the Buyer;

          (q) The proceeds of the Loan have been fully disbursed, and there is no obligation on the part of the Seller to make future advances thereunder. Any and all requirements as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing or recording the Loans were paid;

          (r) Except for any Obligor identified on Schedule II (as the same may be supplemented upon subsequent Incremental Purchases), the Obligor with respect to each Loan and each other member of its Obligor Group has a positive net worth as accounted for under U.S. GAAP, consistently applied, and has no present intention to seek relief under the federal bankruptcy laws;

          (s) There is no default, breach, violation or event of acceleration existing under the Loan, related Note or Related Document and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Seller has not waived any such default, breach, violation or event of acceleration;

          (t) The Loan was not selected for inclusion under this Agreement from the Seller's portfolio of comparable loans on any basis which would have a material adverse effect on the Buyer;

          (u) The Obligor and/or the Loan Guarantor with respect to each Loan and related Property is personally liable for the payment and performance of its obligations under such Loan. Pursuant to the terms of each Loan, each of the Obligor and the Loan Guarantor thereunder is absolutely required to make all payments and perform all obligations due pursuant to such Loan without abatement, deferment or defense of any kind or for any reason (except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting creditors rights and by general principles of equity);

          (v) As of the applicable Closing Date, insofar as facts are within the Seller's actual knowledge, the Collateral covered by or securing the obligations under each Loan is insured against loss by fire and such other hazards as are customary for personal property of the same or similar type, such insurance being in an amount not less than the full replacement value of such personal property subject to customary deductibles and Buyer is designated as loss payee under such policies;

          (w) Each Loan requires each of the Obligor and Loan Guarantor thereunder at its own costs and expense to maintain the Collateral pledged to secure the related Loan in good repair, condition and working order, and to the best knowledge of the Seller, each Obligor and Loan Guarantor under a Loan is currently in compliance with this requirement;

          (x) As of the applicable Closing Date, at least 90% of the value of the Collateral securing each Loan consists of Primary Collateral, and at least a portion of the Primary Collateral consists of the inventory, furniture, fixtures and equipment in the stores owned or leased by the related Obligor. All Collateral securing any Loan is located in the United States;

          (y) Seller has, or on the applicable Closing Date will have, (1) a first priority perfected security interest in each item of Primary Collateral, free from any lien, security interest, encumbrance or other right, title or interest of any Person, and (2) a perfected security interest in each other item of Collateral, subject to the prior liens, security interests and encumbrances existing on, and identified to and approved by the Buyer on the applicable Closing Date. Seller shall, on the applicable Closing Date, transfer its security interest in the Collateral subject however to the rights of the holder of title in and to the Collateral and of the Obligors in the Collateral pledged under the Related Documents (and, in the case of Collateral which is not Primary Collateral, holders of prior liens), and Seller, as agent for the Buyer, shall defend the Buyer's security interest in and to Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to that of the Obligors or the Buyer.

          (z) Either (i) the Obligor and Loan Guarantor has, under the terms of each Loan, consented to a sale and assignment of the Loan, the related Note and Related Documents and the sale or grant of a security interest in and to the Loan and the Collateral relating thereto, or (ii) none of the Loan, the related Note or any Related Documents requires the consent of approval of notice to the Obligor or Loan Guarantor with respect to the assignment and transfer by Seller of Seller's right, title and interest in and to the Loan, the related Note, any Related Document and Collateral;

          (aa) The Notes and Related Documents delivered to Buyer on the applicable Closing Date are true, correct, and complete original counterparts of all instruments and documents evidencing or in any way relating to the Loan and related indebtedness referred to therein; except as approved by the Buyer, such Notes and Related Documents are in substantially the form of the documents attached hereto as Exhibit P; except as included with the instruments and documents so delivered, such Notes and such Related Documents have not been amended; and each such Note and Related Document to which Obligor or Loan Guarantor is a party bears the original signature of such Obligor and Loan Guarantor;

          (bb) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary, and all other or additional acts have been taken as are necessary to perfect Seller's security interests arising pursuant to the Related Documents in the Collateral and such security interests constitute a valid and perfected lien in and to all of the Collateral of first priority (subject to no prior or equal liens or interests) in the case of all Primary Collateral and of the same level of priority as that enjoyed by the Seller on the applicable Closing Date in the case of all other Collateral, and will be enforceable against all third parties in all jurisdictions as security for the respective obligations of Obligors to Seller under their respective Notes and Related Documents;

          (cc) Seller has heretofore caused all copies of the Loans, related Notes and Related Documents in its possession to be separately identified and distinguished from Seller's other loans, and on the applicable Closing Date, the Seller will cause each copy of each Note, related Collateral and Related Document in its possession to be identified with an appropriate legend clearly disclosing the fact that such Loan, the related Notes, Related Documents and the Seller's security interest in the related Collateral have been sold and assigned to the Buyer and the Buyer is the owner thereof, and any original copies of any Note, related Collateral or Related Document coming into the possession of the Seller will be delivered to the Buyer;

          (dd) All Loans specified on Schedule III (as the same may be supplemented upon subsequent Incremental Purchases) are secured by mortgages on each property;

          (ee) With respect to any Loan secured by a mortgage on real property, each mortgage is a valid and subsisting lien of record on the mortgaged property subject only to a first mortgage lien on such mortgaged property previously disclosed to Buyer and subject in all cases to such exceptions that are generally acceptable to prudent and experienced lenders in connection with their regular commercial lending activities, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such mortgage;

          (ff) With respect to each Loan secured by a mortgage on real property, each original mortgage was recorded, and all subsequent assignments of the original mortgage have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of Seller;

          (gg) With respect to each Loan secured by a mortgage on real property, any related mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the mortgaged property of the benefits of the security, including (i) in the case of a mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure;

          (hh) With respect to each Loan secured by a mortgage on real property, (i) there are no material defaults in complying with the terms of any applicable mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable; (ii) there is no proceeding pending or threatened for the total or partial condemnation of any related mortgaged property, nor is such a proceeding currently occurring, and such property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect adversely the value of such mortgaged property as security for the Loan or the use for which the premises were intended; and
(iii) at the time of origination of Loan, and to the best of the Seller's knowledge, and based primarily on the related Phase I environmental survey or environmental questionnaire, as the case may be, is, as of the applicable Cut-Off Date, free of contamination from toxic substances or hazardous wastes;

          (ii) Except for any Loan identified on Schedule II (as the same may be supplemented upon subsequent Incremental Purchases) hereof, (i) neither the Obligor nor any member of its Obligor Group shall have defaulted on any obligation (including an open account) to Seller or any Affiliate or Subsidiary of Seller and (ii) the place of business of Obligor or any member of its Obligor Group cannot have been the location of a failed grocery store (whether or not owned or managed by Obligor or any member of its Obligor Group);

          (jj) The classification of Loans as either Preferred Loans or Standard Loans or Full Recourse Loans (as specified in the Loan Schedule) is true and correct and complies with the criteria stated in the definitions of such terms herein;

          (kk) As of the applicable Closing Date, the aggregate Principal Balance of all Loans (including Loans purchased on previous Closing Dates, if any) classified as Preferred Loans is at least equal to 51 % of the Principal Balance of all Loans as of the related Closing Date and the aggregate Principal Balance of all Loans classified as Full Recourse Loans is less than or equal to 25% of the Principal Balance of all Loans as of the related Closing Date.

          (ll) The Aggregate Exposure listed with respect to each Loan in the Loan Schedule is true and correct;

          (mm) Except for those Loans specified on Schedule II (as the same may be supplemented upon subsequent Incremental Purchases) hereto, the purpose for which the Loans were made was not to provide term financing for open account balances that were (or would otherwise have been) delinquent, and no Obligor or other member of its Obligor Group has ever been provided term financing for open account balances that were (or would otherwise have been) delinquent;

          (nn) Except for those Loans specified on Schedule II (as the same may be supplemented upon subsequent Incremental Purchases) hereto, the Loans are cross-collateralized with other Loans and Collateral made, pledged or guaranteed by any member of the related Obligor Group; and

          (oo) With respect to each Loan secured by real estate Collateral having a value of 10%, or more than 10%, of the Principal Balance of such Loan on the applicable Closing Date, either (1) the Collateral Coverage Ratio for the related Obligor Group, calculated for the purpose of making the representation in this Section 4.02(oo) by excluding the value of the real estate Collateral having Minimum Documentation, is at least equal to 100% or
(2) the Loan remains classified as a Preferred Loan even if the Collateral Coverage Ratio for the related Obligor Group is calculated by excluding the value of real estate Collateral having Minimum Documentation.

     SECTION 4.03 Seller's Renewal Date Representations and Warranties. Seller represents and warrants to Buyer as of each Renewal Date on which the Seller has designated any Renewal Note for acceptance as follows:

          (a) As of the applicable Renewal Date, all applicable representations and warranties in Section 4.02 hereof are confirmed as to such Renewal Loan.

          (b) As of the applicable Renewal Date, each Obligor of the applicable Renewal Loan is not in default of its payment obligations under the Prior Note or under the Related Documents, and is not in default of its nonmonetary obligations under such Note or Related Documents.

          (c) As of the applicable Renewal Date, no event has occurred and is continuing which would permit the Seller to accelerate the maturity of any Obligor's obligations under the applicable Renewal Loan or under the Prior Note or the Related Documents.

          (d) The Notes and Related Documents delivered to Buyer on or prior to the applicable Renewal Date are true, correct, and complete original counterparts of all instruments and documents evidencing or in any way relating to the Loan and the related Indebtedness referred to therein; except as included with the instruments and documents so delivered, such Notes and Related Documents have not been amended; and each such Note and each such Related Document to which an Obligor or Loan Guarantor is a party bears the original signature of the Obligor or Loan Guarantor.

          (e) The Loans and Notes designated by Seller as Renewal Loans and Notes together with the Related Documents to which Obligors or Loan Guarantors are parties have been duly executed by their respective Obligors or Loan Guarantors and constitute the legal, valid and binding obligations of their respective Obligors and Loan Guarantors enforceable against such Obligors and Loan Guarantors in accordance with their respective terms.

          (f) Each amount identified in a notice provided pursuant to the terms of Section 3.02 as the "anticipated Renewal Balance" correctly identifies the amount of the outstanding Principal Balance evidenced by the Note to be accepted as of such Renewal Date and there are no offsets or defenses to the payment of such amount that may be asserted against the Seller either by way of defense or counterclaim.

          (g) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary, and all other or additional acts have been taken as are necessary to perfect the Seller's security interests arising pursuant to the Related Documents in the Collateral and such security interests constitute a valid and perfected lien in and to all of the Collateral of first priority (subject to no prior or equal liens or interests) in the case of all Primary Collateral and of the same level of priority as that enjoyed by the Seller on the Closing Date on which the Loan was first sold and assigned hereunder in the case of all other Collateral, and will be enforceable against all third parties in all jurisdictions as security for the respective obligations of Obligors to the Seller under their respective Notes and Related Documents.

          (h) No Renewal Loan, related Renewal Note or any Related Document, alone or in connection with Seller's prior course of conduct, expressly or impliedly requires Seller or any other Person to make additional advances thereunder.

          (i) The Note related to the Renewal Note provides for full amortization over its remaining term to maturity.

     SECTION 4.04 Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

          (a) Buyer is a financial institution duly organized, validly existing and in good standing under the laws of the United States of America, and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to purchase the Loans and related Property.

          (b) Execution, delivery and performance by Buyer of this Agreement and the purchase of the Loans and related Property hereunder have been duly authorized by all necessary corporate action of Buyer, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of Buyer, do not contravene any law, regulation, rule or order binding on it or its Articles of Association or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Buyer is a party or by which Buyer or any of its properties may be bound or affected.

          (c) No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Buyer of this Agreement or in connection with any of the transactions contemplated hereby.

          (d) This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

     SECTION 4.05 Repurchase Upon Breach of Certain Representations and Warranties. (a) The representations and warranties and agreements of the Seller set forth in Sections 4.01, 4.02 and 4.03 with respect to the Seller and each Loan and related Property shall continue so long as such Loan remains outstanding. Upon discovery by either Seller or Buyer that any of such representations or warranties was incorrect as of the time made, the party making such discovery shall give prompt notice to the other party. In the event any defect, misrepresentation or omission materially and adversely affects the interest of the Buyer, the Seller shall eliminate or cure the circumstance or condition causing the defect within 10 days of the discovery thereof or, repurchase such Loan and the related Property.

          (b) Any such repurchase of a Loan and the related Property by Seller shall be accomplished in the manner set forth in Section 2.01(e) and at a price equal to the Purchase Amount. It is understood and agreed that the obligation of Seller to repurchase any Loan as to which a breach by Seller under this Section 4.05(b) occurred and is continuing and to make the payments which may be required by this Section 4.05(b) shall, together with the indemnification rights contained in Section 11.02 and the right of Buyer to be reimbursed for reasonable fees and expenses incurred in effecting such repurchase, constitute the sole remedies against Seller respecting such breach available to the Buyer.

                             [End of Article IV]

                                  ARTICLE V

                          SERVICING AND COLLECTION

     At all times prior to the later of (a) the Termination Date or (b) the date on which all obligations of the Seller under this Agreement have been performed in full, the following terms and provisions of this Article V shall apply.

     SECTION 5.01 Servicing and Collection Agent. (a) Except as provided in Section 8.03, the Buyer appoints the Servicer to act as the Buyer's exclusive agent for servicing and collecting the Loans, the related Notes, the Related Documents, the related Collateral and the Indebtedness of the Obligors evidenced thereby. The Servicer accepts such appointment. The Servicer shall use the same diligence and practices in servicing and collecting the Indebtedness evidenced by the Notes, the related Collateral and the Related Documents as it uses in servicing and collecting indebtedness evidenced by notes and related documents held for its own account and, in any event, shall endeavor to collect or cause to be collected from each Obligor the amounts as and when due and owing under such Obligor's Note and Related Documents. In performing its duties hereunder, and subject to the specific limitations set forth herein, Servicer shall act in accordance with its Credit and Collection Policy and shall take such actions with respect to the Loans, Notes and Related Documents as, in its reasonable business judgment, it may deem advisable to maintain or enhance receipt of timely Collections thereunder. Promptly upon the request of Servicer, Buyer agrees to execute and deliver such documents and take such further acts (at Servicer's expense) as Servicer may reasonably request to confirm and evidence the agency granted to Servicer pursuant to this Section 5.01.

          (b) Promptly after the execution and delivery of this Agreement, the Servicer shall deliver to the Buyer a list certified by its secretary or one of its assistant secretaries of the Servicing Officers and employees of the Servicer involved in or responsible for, the administration and servicing of the Loans, which list shall from time to time be updated by the Servicer and which may be relied upon until so updated.

          (c) The Servicer shall maintain in effect a fidelity bond (or a direct surety bond) and an errors and omissions policy with respect to Servicing Officers and employees of the Subservicer designated from time to time pursuant to Sections 5.01(b) and 5.13(f) hereof, each issued by a surety company acceptable to Buyer. Such bond and policy shall name the Buyer as loss payee or additional insured, as appropriate, shall provide for 30 days prior notice of cancellation to the Buyer and shall otherwise be in form and substance reasonably satisfactory to the Buyer. The Servicer shall deliver to the Buyer evidence of the coverage provided to the Buyer under such bond promptly upon the execution and delivery of this Agreement and evidence of the coverage provided to the Buyer under such policy within 30 days of the execution of this Agreement, and shall deliver to the Buyer, within 30 days prior to the expiration of any such bond or policy, a renewal or replacement thereof, or a certificate evidencing such renewal or replacement, as appropriate.

     SECTION 5.02 Maintenance of System; Collection and Maintenance of Information. (a) Servicer shall arrange and maintain with respect to the Loans, related Notes and Related Documents, data processing, accounting and related services adequate for the effective and timely servicing and collecting of the Indebtedness evidenced thereby in accordance with good business practices and in compliance with all applicable federal, state and local laws and regulations.

          (b) With respect to each Loan and related Obligor, Obligor Group and Loan Guarantor, Servicer shall collect the following information:
(i) within 100 days of the end of each fiscal year of such Obligor, Obligor Group or Loan Guarantor, as applicable, annual financial statements, together with a certificate of an authorized officer of such Obligor, Obligor Group or Loan Guarantor, as applicable, to the effect that the accompanying financial statements are true and correct in all material respects and demonstrating compliance with the financial covenants required by the Agreement, including the Cash Flow Ratio, Collateral Coverage Ratio and Consolidated Tangible Net Worth; (ii) within 50 days of the end of the fiscal year of such Obligor, Obligor Group or Loan Guarantor, as applicable, interim financial statements, together with a certificate of an authorized officer of such Obligor, Obligor Group or Loan Guarantor, as applicable, to the effect that the accompanying interim financial statements are true and correct in all material respects and demonstrating compliance with the financial covenants required by this Agreement, including Cash Flow Ratio, Collateral Coverage Ratio and Consolidated Tangible Net Worth; (iii) evidence of adequate insurance with respect to related Collateral; (iv) annual evaluation of related Collateral;
(v) evidence of continued perfection of Buyer's security interest in the related Collateral. Servicer shall maintain the foregoing information and shall make the same available to the Buyer or its nominees or agents upon reasonable request.

     SECTION 5.03 Maintenance of Lien Priority. So long as Servicer is required to act as Buyer's exclusive agent for servicing and collecting the Loans, related Notes, the Related Documents and the Indebtedness of the Obligors evidenced thereby, Servicer agrees to take all actions, including lien searches and continuation statement filings, necessary or desirable to ensure that the liens arising pursuant to the Related Documents and securing repayment of any Obligor's Indebtedness evidenced by a Note will be maintained as continuously perfected first priority (except in the case of Collateral which is not Primary Collateral, in which event the Servicer shall take all actions to maintain the priority sold and assigned hereunder) security interests (except as otherwise approved by Buyer) in all applicable jurisdictions.

     SECTION 5.04 Collection Policies. Servicer agrees to follow, maintain and apply the credit extension and collection policies identified in the Credit and Collection Policy in all material respects unless any order of any court, arbitrator or other Governmental Authority or any determination of or change in any applicable federal, state or local law or regulation should require otherwise or unless Buyer shall otherwise consent in writing, which consent will not be unreasonably withheld. Notwithstanding anything herein to the contrary, Servicer is not authorized to and agrees that it will not without the Buyer's prior written consent, (a) amend, extend, release, modify, or waive the terms or conditions of any Loan, related Note or of any Related Document; (b) release any Collateral pledged in support of any Obligor's obligations under a Note or Related Document (other than Seller's capital stock and patronage dividends); (c) grant or permit to be granted any rebate, refund, credit or other adjustment in respect of a Obligor's obligation under any Note or any Related Document; or (d) accept as payment in full any amount less than the total amount required to be paid pursuant to the terms of such Note and Related Documents.

     SECTION 5.05 Obligor Defaults. Servicer agrees to promptly give any notice to Obligor required to commence the running of any applicable cure period following a default in the performance by Obligor of its obligations under the Loan, the related Note and Related Documents. If an Obligor Default shall occur and be continuing or if a Loan shall otherwise become a Defaulted Loan, Servicer shall promptly undertake the collection of such Obligor's Indebtedness in accordance with the Credit and Collection Policy. Without limiting the foregoing the Servicer shall commence liquidation of the Collateral pledged to secure such Obligor's obligations under its Loan within thirty (30) days after the occurrence of such Obligor's Default or upon a Loan becoming a Defaulted Loan, unless Servicer receives notice from the Seller of its election to repurchase such Loan pursuant to Section 8.02 hereof. Servicer shall promptly notify Buyer and Seller of the occurrence of an Obligor Default or of a Loan becoming a Defaulted Loan. In its efforts to collect the Indebtedness evidenced by any Note, Servicer shall in all events proceed in good faith and in a commercially reasonable manner and when seeking to realize on Collateral pledged by any Obligor, shall proceed in such a fashion as to preserve to Buyer its rights to seek collection of a deficiency against such Obligor if the sale of the Collateral is insufficient to pay such Obligor's obligations in full.

     Notwithstanding any other provision in this Agreement to the contrary, Buyer shall have the right, at its sole discretion, to assume the servicing obligations (other than Advances) of the Servicer hereunder in connection with the liquidation of a Defaulted Loan and related Property and Servicer shall cooperate with Buyer in effecting such transfer of obligations and liquidation of Collateral. If Buyer assumes the servicing obligations with respect to the liquidation of a Defaulted Loan, Buyer shall proceed as a prudent and experienced servicer would under the circumstances and shall be entitled to reimbursement for its reasonable fees and expenses in performing such obligations in accordance with Section 5.08 hereof.

     SECTION 5.06 Servicer Reports; Annual Compliance Report. (a) On each Servicer Payment Date, Servicer shall deliver to Buyer and Seller a report relating to the Loans covering the matters referred to in the attached Exhibit G. The report shall also identify any event occurring during the preceding Due Period of which Servicer has actual knowledge which materially impairs or might reasonably be expected materially to impair any Obligor's ability to repay the Debt relating to any Loan and evidenced by a Note or to perform its obligations under any Related Document or which has or might reasonably be expected to substantially reduce the value of the Collateral or to impair the Buyer's lien thereon. In addition to the foregoing, from time to time upon request of Buyer, the Servicer will deliver to Buyer such other statements, lists, reports and other information as the Buyer may reasonably request, and, to the extent any such information must be obtained by Seller from a third party, as the Seller may reasonably be expected to obtain.

          (b) The Servicer shall also deliver to the Buyer a certificate of a Responsible Officer on each Servicer Payment Date to the effect that a review of the activities of the Servicer and of any Subservicer during the preceding monthly period, and of its performance under this Agreement during such period has been made under the supervision of the officers executing such certificate with a view to determining whether during such period the Servicer and any Subservicer had performed and observed all of their respective obligations under this Agreement and any Subservicing Agreement, and either (i) stating that based on such review no Servicer Default under this Agreement has occurred, or (ii) if a Servicer Default has occurred, specifying such Servicer Default and the nature and status thereof.

          (c) Within 120 days after the end of each fiscal year of Servicer, Servicer shall deliver to Buyer a report of a firm of independent public accountants selected by the Servicer, which firm is either of nationally recognized standing or acceptable to Buyer, to the effect that such firm has examined certain documents and records relating to the servicing of the Loans and related Property under this Agreement and that, on the basis of such examination conducted substantially in compliance with generally accepted audit standards, nothing came to their attention which caused them to believe that the Servicer or such Subservicer, as the case may be, has not serviced the Loans and related Property in accordance with its Credit and Collection Policy or otherwise in accordance with this Agreement, or has not accounted for matters regarding the Loans and related Property, including Collections with respect to the Loans and remittances to Buyer in accordance with this Agreement, except for such insignificant exceptions or errors on records that, in the opinion of such firm, it is not required to report. The Servicer shall provide a copy of such accountant's reports to Buyer.

     SECTION 5.07 Loan Payments. (a) Unless otherwise notified by Buyer, Servicer shall receive directly all payments with respect to the Loans. Such payments, which shall be held by Servicer, as agent for the Buyer, will include:

              (i) all Monthly Payments and Payaheads received from the Obligors in the Lockbox Account or otherwise;

              (ii)  all Principal Prepayments;

              (iii)  all Insurance Proceeds and all Liquidation Proceeds; and

              (iv) all payments made by the Seller or the Servicer or the Guarantor under this Agreement to be paid to Servicer, including Guaranty Payments and Repurchase Proceeds.

          (b) On a daily basis, the Servicer will, unless otherwise instructed by Seller, remit or cause to be remitted to Seller from payments with respect to the Loans, all amounts so received attributable to (i) any payments received from any source other than payments made in respect of the Loans, the related Notes, Related Documents and related Collateral,
(ii) payments with respect to the Loans, related Notes, Related Documents and related Collateral due before the applicable Cut-Off Date, and (iii) payments received in respect of the Loans following the repurchase thereof by Seller pursuant to this Agreement.

          (c) No later than 12:00 noon, Washington, D.C., time, on each Servicer Payment Date and subject to Section 5.08, Servicer will remit to the Buyer an amount equal to the total amount of Collections received during the related Due Period, together with any other Available Funds; provided, however, that on each Servicer Payment Date, Servicer shall be permitted to reimburse itself for expenses, fees and other amounts advanced by the Servicer as provided in Section 5.08 and to reimburse itself or the Guarantor, as applicable, for all amounts Advanced pursuant to Section 5.07A or Section 7.01(c), as applicable, and not previously reimbursed. Payment shall be made to Buyer at the payment address set out beneath its signature hereto in immediately available funds not later than 12:00 noon Washington, D.C. time on the date such amounts are due.

          (d) Buyer may require, at any time and in its sole discretion, that Servicer establish a Lockbox Account and direct all Obligors to send Loan payments to such Lockbox Account. In addition, Buyer may also require that Servicer establish and maintain a Servicing Account, as a separate and segregated account in the name of the Buyer, into which Account all moneys from the Lockbox Account will be transferred and from which Account moneys shall be remitted to Buyer on each Servicer Payment Date. If so required by Buyer, Servicer and Seller agree to cooperate with Buyer in establishing a Lockbox Account and Servicing Account and in amending this Agreement to contain provisions relating to the establishment, maintenance and application of such Accounts.

     SECTION 5.07A Advances by Servicer. On each Servicer Payment Date, the Servicer is obligated to advance the total of all Monthly Payments with respect to Loans, which were due during the preceding Due Period and were delinquent as of the close of business on the related Servicer Payment Date; provided, that the Servicer shall have no obligation to make any Advance that it determines would constitute a Nonrecoverable Advance if made. Any such Advance is required to be remitted to the Buyer on such Servicer Payment Date. The determination by the Servicer that it has made a Nonrecoverable Advance or that any Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Buyer on the Servicer Payment Date and detailing the reasons for such determination.

     SECTION 5.08 Computation and Payment of Servicing Fees; Servicer's Expenses. (a) On the third Business Day after each Payment Date, the Buyer shall remit to Servicer as a servicing fee, the amount, if any, by which the amount remitted to the Buyer on the Servicer Payment Date (consisting of (i) total Collections received by Servicer during the related Due Period (minus any Advances or other amounts paid to Servicer or Guarantor pursuant to Section 5.07 before remittance to Buyer) and (ii) other Available Funds) exceeds the Anticipated Payment. As used herein "Anticipated Payment" means for any Payment Date the sum of (a) the principal portion of the Monthly Payment for the related Due Period, other than the portion of the Principal Balance of a Prior Note which, at the time it became due, constituted the Renewal Balance under a Renewal Note; (b) any Principal Prepayments, Payaheads, Insurance Proceeds and Net Liquidation Proceeds actually received during the related Due Period to the extent such payments exceed the amount of the principal portion of Monthly Payments coming due during such Due Period (calculated as if such obligation had not been accelerated); (c) the principal portion of any Guaranty Payment or Repurchase Proceeds with respect to the related Due Period; (d) the Carry-Forward Amount; and (e) the Monthly Interest Amount for the related Interest Accrual Period. As used herein "Monthly Interest Amount" on any Payment Date shall mean an amount equal to the sum of (A) the product of (i) the Principal Balance of all Loans on the immediately preceding Payment Date (and in the case of the initial Payment Date, on the Initial Closing Date), times (ii) the Applicable Rate times
(iii) a fraction, the denominator of which is three hundred sixty (360), and the numerator of which is the actual number of days in the related Interest Accrual Period and (B) if an Incremental Purchase has occurred since the preceding Payment Date, the product of (i) the Principal Balance as of the applicable Closing Date of the Loans relating to such Incremental Purchase, times (ii) the Applicable Rate, times (iii) a fraction, the denominator of which is three hundred sixty (360), and the numerator of which is the actual number of days during the period from and including the date of such Incremental Purchase to the day preceding such Payment Date. The periodic payments from the Buyer required by this Section 5.08 are herein referred to as the "Servicing Fees." Servicing Fees shall be paid to Servicer in immediately available funds not later than 12:00 noon, Portland, Oregon time on the third Business Day after each Payment Date.

          (b) In addition, as additional compensation for performing its obligations hereunder, the Servicer will be entitled to be paid all late payment charges, to the extent collected from Obligors, together with any investment income earned on amounts in the Servicing Account. The Servicer shall pay all expenses incurred by it in connection with its servicing activities as herein provided, including expenses of any repossession or remarketing of Collateral, payment of the premiums for any insurance policy, real property, personal property and sales taxes on the Collateral, payment of fees and disbursements of independent certified public accountants and payment of expenses incurred in connection with distributions and reports to Buyer and shall be entitled to reimbursement for such expenses out of available Collections.

     SECTION 5.09 Applicable Rate. As used in this Agreement, "Applicable Rate" shall be determined as follows. The Applicable Rate shall be established as of each LIBOR Determination Date and shall be applicable for the next succeeding Interest Accrual Period without regard to changes thereafter occurring during such Interest Accrual Period in the principal amounts outstanding under the Notes, in the Principal Balance of Loans purchased, or in LIBOR. Buyer shall, after the determination of the Applicable Rate on each LIBOR Determination Date, notify Seller, Servicer and Guarantor of such Applicable Rate; provided, however, that any failure of Buyer to give such notice shall not affect Seller's, Servicer's or Guarantor's obligations hereunder.

     The Applicable Rate shall be computed and applied on the basis of a year of three hundred sixty (360) days for the actual number of days occurring in the applicable Interest Accrual Period. For each Interest Accrual Period, the Applicable Rate shall mean an interest rate per annum equal to the sum of
(a) one percent (1%) and (b) LIBOR in effect on the applicable LIBOR Determination Date. For purposes hereof, the Buyer will determine LIBOR by 12:00 noon, Eastern Standard Time, on each LIBOR Determination Date on the basis of quotations provided by four Reference Banks as of 11:00 A.M. (London time) on such LIBOR Determination Date as such quotations appear on the display designated as page "LIBO" on the appropriate display on the Bloomberg Financial Markets System (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). LIBOR as determined by Buyer is the arithmetic mean of such quotations (rounded, if necessary, to the nearest whole multiple of 0.0625% per annum). If on any LIBOR Determination Date at least two but fewer than all of the Reference Banks provide quotations, LIBOR will be determined in accordance with the provisions set forth above on the basis of the offered quotations of those Reference Banks providing such quotations. If on the LIBOR Determination Date only one or none of the Reference Banks provides such offered quotations, LIBOR will be: (i) the rate per annum (rounded, as aforesaid) that the Buyer determines to be either (x) the arithmetic mean of the offered quotations that leading banks in the City of New York selected by Buyer are quoting at or about 11:00 A.M. London time on the relevant LIBOR Determination Date for one month Dollar deposits to the principal London office of each of the Reference Banks or those of them (being at least two in number) to which such offered quotations are, in the opinion of Buyer, being so quoted or (y) in the event that Buyer can determine no such arithmetic mean, the arithmetic mean of the offered quotations that leading banks in the City of New York selected by Buyer are quoting at or about 11:00 A.M. London time on such LIBOR Determination Date to leading European banks for one month Dollar deposits; or (ii) if the banks selected as aforesaid by Buyer are not quoting as described in clause (i) above, LIBOR for such Interest Accrual Period will be LIBOR as determined on the previous LIBOR Determination Date. "Reference Banks" shall mean four major banks in the London interbank market selected by Buyer.

     SECTION 5.10 Concerning Renewal Notes. Servicer may, on behalf of Buyer, and except as otherwise restricted by this Section 5.10, permit Obligors to execute and deliver Renewal Notes in renewal of all or a portion of the Principal Balance under a Prior Note. Servicer may not permit any Renewal Note to be executed and delivered more than ten (10) days prior to the Renewal Date and, further, shall not permit any Renewal Note to be executed and delivered at any time when Servicer knows that the conditions set out in Sections 2.02, 3.02 and 3.04 to Buyer's acceptance of such Renewal Note on the Renewal Date will not be satisfied.

     SECTION 5.11 Concerning Insurance on Collateral. (a) The Servicer shall cause to be maintained, with respect to the Collateral, one or more insurance policies (which may be, collectively, the individual policies of insurance required to be maintained by each Obligor, together with one or more blanket fire and extended coverage insurance policies covering the Collateral and other equipment of the Servicer or any Subservicer similar to the Collateral) which provide at least the same coverage as a fire and extended coverage insurance policy and naming Seller or its affiliates or assigns as the loss payee. The Servicer shall take whatever actions are necessary to cause each insurer to recognize the Buyer as assignee under the related insurance policy. Such insurance policies shall be maintained in an amount which is not less than the full replacement value of such personal property subject to customary deductions. Any amounts received under any such insurance policies with respect to the Collateral shall be held by the Servicer, as agent for the Buyer.

          (b) If an insurer under an insurance policy shall deny coverage (in any such case prior to termination thereof as a result of the payment by such insurer of an aggregate amount equal to its maximum liability under such insurance policy), or shall refuse to honor a claim under any such insurance policy with respect to a Loan or the Collateral related thereto for which the Servicer does not receive Monthly Payments because such Loan becomes a Defaulted Loan for reasons relating to such claim, and if such denial or refusal resulted from the Servicer's failure to comply with the requirements of such insurance policy or the requirements of such insurer, then the Servicer shall deem the amount of any resulting unpaid claim to be collected, as a recovery on the Loan with respect to which such denial or refusal arose, on or before the last day of the Due Period during which such denial or refusal occurs, and Servicer shall be obligated to pay such "deemed Collection" to Buyer as a portion of the Anticipated Payment made to Buyer on the next succeeding Servicer Payment Date.

          (c) If the Buyer or the Servicer shall determine that the financial condition of any insurer might jeopardize recoveries under such an insurance policy; or if any such insurance policy is cancelled or terminated for any reason other than the exhaustion of total coverage; then, in each such case, the Servicer shall use its best efforts to obtain from another insurer a replacement policy for each such insurance policy, which replacement policy shall be substantially similar to the insurance policy being replaced with coverage equal to the then existing coverage of such insurance policy.

          (d) The Servicer shall promptly notify the Buyer of the occurrence of any event described in subsection 5.11(b) or (c).

          (e) In the monthly report delivered pursuant to Section 5.06, Servicer shall certify that except as to Loans identified therein (together with a status report on effort to obtain insurance thereon), the Collateral related to each Loan is covered under an insurance policy or policies satisfying the requirements set forth in subsection 5.11(a).

     SECTION 5.12 Servicer Representations and Warranties. The Servicer hereby represents and warrants to, and agrees as follows:

          (a) The Servicer is duly organized and is validly existing and in good standing as an Oregon corporation, with corporate power and authority to own its properties and to transact the business in which it is now engaged, and the Servicer is duly qualified to do business and is in good standing in each State of the United States where the nature of its business requires it to be so qualified.

          (b) The performance of the Servicer's obligations under this Agreement, and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Servicer or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement (other than this Agreement) or instrument to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its Certificate of Incorporation or By-Laws or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body is required for the consummation of the other transactions contemplated by this Agreement.

          (c) This Agreement has been duly authorized, executed and delivered by the Servicer and this Agreement is the valid and legally binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (d) No event with respect to the Servicer has occurred and is continuing which would constitute a Servicer Default under Section 9.01 or an event that with notice or lapse of time or both would become a Servicer Default under this Agreement.

          (e) The Servicer is "eligible" to borrow from NCB pursuant to the provisions of the Bank Act.

     SECTION 5.13 Subservicing Agreements Between Servicer and Subservicers; Enforcement of Subservicer's Obligations. (a) The Servicer may enter into Subservicing Agreements with Subservicers for the servicing and administration of all or part of the Loans, with the prior written consent of the Buyer and Guarantor. References in this Agreement to actions taken or to be taken by the Servicer in servicing the Loans include actions taken or to be taken by a Subservicer on behalf of the Servicer. References in this Agreement to the servicing standards of the Servicer in servicing the Loans shall be deemed to refer to the servicing standards of such Servicer as set forth in this Agreement. Each Subservicing Agreement will be upon such terms and conditions as are not inconsistent with this Agreement and as the Servicer and the Subservicer have agreed. The Servicer shall notify Buyer in writing promptly upon the appointment of any Subservicer. For purposes of this Agreement, the receipt by the Subservicer of any amount with respect to a Loan (other than amounts representing servicing compensation or reimbursement for an advance) shall be treated as the receipt by the Servicer of such amount.

     The Servicer may, pursuant to any Subservicing Agreement, delegate to the Subservicer thereunder any and all of its rights, duties, powers and obligations existing under this Agreement, including the servicing and administration of the Loans and related Property, acting as agent and bailee of the Buyer in holding moneys, documents or other items, the obligation to deliver reports, certificates and documents, to engage independent public accountants to provide reports under this Agreement, and to make payments and advances thereunder or otherwise pursuant to this Agreement, to make and receive distributions in respect of Advances, to receive the Servicer compensation pursuant to Section 5.08 and with respect to such delegated rights, duties, powers and obligations, the Subservicer may take or do such acts in its own name, as Subservicer; provided, however, that notwithstanding the Servicer's delegation to the Subservicer provided in this Section 5.13(a), the Servicer shall not be excused from performance of its obligations under this Agreement as provided in Section 5.13(d).

          (b) As part of its servicing activities hereunder, the Servicer, for the benefit of the Buyer, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including the obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements, and the pursuit of other remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Loan. The Servicer shall pay the costs of such enforcement at its own expense, but shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement only to the extent, if any, that such recovery exceeds all amounts due in respect of the related Loan or (ii) from a specific recovery of costs, expenses or attorneys fees against the party whom such enforcement is directed.

          (c) The Servicer shall be entitled to terminate any Subservicing Agreement that may exist in accordance with the terms and conditions of such Subservicing Agreement and without any limitation by virtue of this Agreement; provided, however, that in the event of termination of any Subservicing Agreement by the Servicer or the Subservicer, the Servicer shall either act as servicer of the related Loans or enter into a Subservicing Agreement with a successor Subservicer which will be bound by the terms of the related Subservicing Agreement.

          (d) Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer or a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain obligated and liable to the Buyer for the servicing and administering of the Loans in accordance with the provisions of this Article V without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer or the Sellers and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Loans. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

          (e) Any Subservicing Agreement that may be entered into and any other transactions or services relating to the Loans involving a Subservicer in its capacity as such and not as an originator shall be deemed to be between the Subservicer and the Servicer alone and the Buyer shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 5.14.

          (f) Upon Buyer's request, at the time of or at any time after the execution of a Subservicing Agreement, the Servicer shall cause the Subservicer to furnish to the Buyer a list certified by the Subservicer's secretary or other authorized officer of the Servicing Officers and employees of the Subservicer involved in or responsible for, subservicing the Loans, which list the Servicer shall cause to be updated from time to time by the Subservicer.

     SECTION 5.14 Assumption or Termination of Sub-Servicing Agreement by Buyer. If the Servicer shall be replaced for any reason (including by reason of any Servicer Default), the Buyer or any other successor succeeding to the duties of the Servicer in accordance with Sections 8.01 or 8.02 shall thereupon assume all of the rights and obligations of the Servicer under each Subservicing Agreement that may then be in effect. The Buyer, its designee or the Successor Servicer for the Buyer shall be deemed to have assumed all of the Servicer's interest therein and to have replaced the Servicer's interest therein and to have replaced the Servicer as a party to the Subservicing Agreement to the same extent as if the Subservicing Agreement had been assigned to the assuming party except that the Servicer shall not thereby be relieved of any liability or obligations under the Subservicing Agreement unless otherwise so provided in such Subservicing Agreement. If the Buyer shall have assumed the rights and obligations of the Servicer under the Subservicing Agreement as described in this Section 5.14, the Buyer may terminate the Subservicer's rights and obligations under the Subservicing Agreement only in accordance with the terms of the Subservicing Agreement.

     The Servicer shall, upon request of the Buyer but at the expense of the Servicer, deliver to the assuming party all documents and records relating to the Subservicing Agreement and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreement to the assuming party.

     SECTION 5.15 Access to Certain Documentation and Certain Information Regarding the Loans. The Servicer will provide to the Buyer access to the documentation in its possession regarding the Loans, such access being afforded without charge but only during normal business hours at the offices of the Servicer or its designee or agent, including at the offices of any Subservicer, as designated by the Servicer.

     SECTION 5.16 Servicer Not to Resign. (a) The Servicer shall not resign from the duties and obligations hereby imposed on it except upon a determination by its Board of Directors that by reason of change in applicable legal requirements the continued performance by the Servicer of its duties under this Agreement would cause it to be in violation of such legal requirements, said determination to be evidenced by a resolution of its Board of Directors to such effect accompanied by an opinion of counsel, reasonably satisfactory to the Buyer, to such effect.

          (b) The Servicer may not assign this Agreement or any of its rights, powers, duties or obligations hereunder, provided that the Servicer may assign this Agreement in connection with a consolidation, merger, conveyance, transfer or lease made in compliance with Section 6.01(i).

          (c) Except as provided in Sections 5.16(a), 9.01 and 11.02(b), the duties and obligations of the Servicer under this Agreement shall continue until the Termination Date, and shall survive the exercise of any right or remedy under this Agreement by the Sellers or Buyer of any provision of this Agreement, and notwithstanding the provisions of Sections 5.16(a), 9.01 and 11.02(b), prior to the Termination Date, the Servicer shall continue to serve as Servicer hereunder until such Successor Servicer shall be appointed and assume the duties of Servicer hereunder.

                             [End of Article V]

                                 ARTICLE VI

                      SELLER'S AND SERVICER'S COVENANTS

     SECTION 6.01 Covenants. At all times prior to the later of (i) the Termination Date or (ii) the date on which all obligations of the Seller and Guarantor under this Agreement have been performed in full, Seller and Servicer agree to do all of the following unless the Buyer shall otherwise consent in writing.

          (a) Preservation of Corporate Existence, Etc. To preserve and maintain its corporate existence, rights, and privileges in the jurisdiction of its incorporation and will qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of Seller or Servicer, as the case may be, or the ownership of its properties.

          (b) Compliance with Laws. To comply in all material respects with all laws, regulations, rules and orders of Governmental Authorities applicable to Seller or Servicer, as the case may be, or to its operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

          (c) Other Obligations. To pay and discharge before the same shall become delinquent (after giving effect to all applicable grace periods) all Debt, taxes and other obligations for which Seller or Servicer, as the case may be, is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon the assets of Seller or Servicer, as the case may be, except any thereof whose validity or amount is being contested in good faith by the Seller or Servicer, as the case may be, in appropriate proceedings, and except other Debt, taxes and other obligations which, in the aggregate do not exceed Two Hundred Fifty Thousand Dollars ($250,000) (or $1,000,000 in the event United Grocers, Inc. succeeds to the servicing obligations of United Resources, Inc. hereunder pursuant to the merger or consolidation provisions of Section 6.01(i) hereof); provided, however, the covenant included in this
Section 6.01(c) shall not extend to any obligation of Seller or Servicer, as the case may be, identified in Section 6.01(k), 9.01(f) or 10.01(f).

          (d) Visitation: Records. At any reasonable time and from time to time, to permit Buyer to examine and make copies of and abstracts from Seller's or Servicer's records, as the case may be, and books of accounts relating to the Loans, the related Notes and Related Documents and to visit the properties of the Seller or Servicer, as the case may be, and to discuss the affairs, finances and accounts of the Seller or Servicer, as the case may be, as they relate to the transactions contemplated by this Agreement with any of its officers. The Seller or Servicer, as the case may be, will keep adequate records and books of accounts in which complete entries will be made, in accordance with U.S. GAAP, reflecting all financial transactions of the Seller or Servicer, as the case may be, as they relate to the transactions contemplated by this Agreement. Without limiting the foregoing, the Seller or Servicer, as the case may be, shall establish and maintain manual or computer records reflecting all receipts or disbursements made or received in respect of the Loans, the related Notes which records will be maintained separate from Seller's or Servicer's records, as the case may be, relating to Loans, the related Notes which are not Loans and will be clearly marked with a legend to the effect that such records pertain to Loans sold to Buyer.

          (e) Financial Information. To deliver to Buyer (i) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Seller or Servicer, as the case may be, the balance sheet of the Seller or Servicer, as the case may be, as of the end of such fiscal year and the related statements of income and retained earnings and statement of changes in the financial position of the Seller or Servicer, as the case may be, for such year, accompanied by the audit report thereon by independent certified public accountants (which report shall be prepared in accordance with U.S. GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of the Seller's or Servicer's records, as the case may be, and shall contain no disclaimer of opinion or adverse opinion); provided, however, for so long as United Resources, Inc. is Seller and Servicer, Servicer shall be deemed to satisfy the covenant in this subsection 6.01(e)(i) if Seller and Servicer deliver to Buyer within one hundred twenty days of the end of their fiscal year, the consolidating financial statements of United Grocers, Inc., together with the balance sheet and income statements of United Resources, Inc. on a consolidating basis, accompanied by the audit report thereon by independent certified public accountants and a certificate of the chief financial officer of United Resources, Inc. to the effect that the consolidating information is correct and accurately reflects the financial condition of United Resources, Inc.;
(ii) as soon as available and in any event within sixty (60) days after the end of each fiscal quarter of the Seller or Servicer, as the case may be, the unaudited balance sheet and statement of income and retained earnings of the Seller or Servicer, as the case may be, as of the end of such fiscal quarter (including the fiscal year to the end of such fiscal quarter), accompanied by a certificate of the chief financial officer of the Seller or Servicer, as the case may be, that such unaudited balance sheet and statement of income and retained earnings have been prepared in accordance with U.S. GAAP and present fairly the financial position and the results of operations of the Seller or Servicer, as the case may be, as of the end of and for such fiscal quarter and setting forth calculations demonstrating that at the end of such quarter the Seller or Servicer, as the case may be, was in compliance with
Section 6.01(j); (iii) in the case of Servicer, but only if the Servicer is not United Resources, Inc., within one hundred twenty (120) days after the end of its fiscal year, the Annual Report on Form 10-K for such year filed by the Servicer with the Securities and Exchange Commission; (iv) within one hundred twenty (120) days after the close of each fiscal year of the Seller or Servicer, as the case may be, a certificate signed by the chief financial officer of the Seller or Servicer, as the case may be, stating that as of the close of such fiscal year no Termination Event or Servicer Default or other event which, with notice or lapse of time or both would have become a Termination Event or Servicer Default had occurred and was continuing;
(v) within one hundred twenty (120) days after the end of each fiscal year of Seller or Servicer, as the case may be, a report setting forth information relating to Seller's or Servicer's, as the case may be, portfolio of loans originated or acquired in the ordinary course of its business and owned by Seller or Servicer, as the case may be, during the related fiscal year, including loan balances by types of loans, numbers of loans by types of loans, interest rates of loans by type and loss and delinquency experience; and (vi) such other statements, reports and other information as Buyer may reasonably request concerning the financial condition and the servicing and collection operations of the Seller or Servicer, as the case may be.

          (f) Notification. Promptly after learning thereof, to notify Buyer of (i) the details of any action, proceeding, investigation or claim against or affecting the Seller or Servicer, as the case may be, instituted before any court, arbitrator or Governmental Authority or, to the Seller's or Servicer's knowledge, as the case may be, threatened to be instituted, which, after taking into account the likelihood of success, might reasonably result in a judgment or order against the Seller or Servicer, as the case may be (in excess of insurance coverage and when combined with all other pending or threatened claims), of more than Two Hundred Fifty Thousand Dollars ($250,000) (or $1,000,000 in the event United Grocers, Inc., succeeds to the servicing obligations of United Resources, Inc. hereunder pursuant to the merger or consolidation provisions of Section 6.01(i) hereof); (ii) if the Seller or Servicer, as the case may be, or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b)(1)(2)(5)(6) of Section 403 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "Reportable Event" as defined in subsection (c)(2) of Section 4043 of ERISA and the Seller or Servicer, as the case may be, attains knowledge thereof) which might constitute grounds for termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (iii) any representation or warranty set forth in Section 4.02 or 4.03 (with respect to Seller and Loans) and Section 5.12 (with respect to Servicer) which proves to have been incorrect in any material respect when made; (iv) Seller's or Servicer's material breach of its obligations under this Agreement; (v) any Obligor Default; (vi) any Loan that has become a Defaulted Loan; (vii) any circumstance or event of which Seller has actual knowledge which materially impairs or might reasonably be expected to impair an Obligor's ability to repay or perform its obligations under, the related Loan; or (viii) the occurrence of any Servicer Default or Termination Event or other event which, with notice or lapse of time or both, would constitute a Servicer Default or Termination Event.

          (g)  Additional Payments; Additional Acts.  From time to time, to
(i) pay or reimburse the Buyer on request for all taxes imposed on this Agreement or the sale of any Loans hereunder (other than taxes based on Buyer's net income, items of tax preference, or gross receipts) and for all expenses, including reasonable legal fees, actually incurred by Buyer in connection with the preparation or modification of this Agreement, the Assignments or the sale of any Loans, related Notes and Related Documents or the security interest in the related Collateral hereunder or the enforcement by judicial proceedings or otherwise of any rights of the Buyer hereunder or under the Assignments; and (ii) obtain and promptly furnish to Buyer evidence of all such Government Approvals as may be required to enable the Seller or Servicer, as the case may be, to comply with its obligations under this Agreement and under any Assignment.

          (h) Liens. Not to create, assume or suffer to exist any lien, security interest or other encumbrance except (i) liens on the Seller's or Servicer's properties securing mortgage indebtedness relating to such properties, as the case may be, and any extensions, refinancing or renewals thereof in an amount not exceeding the amount of such indebtedness prior to such extension, refinancing or renewal; (ii) capital lease obligations;
(iii) liens to secure indebtedness for the deferred price of property acquired after the date hereof, but only if such liens are limited to such property and its proceeds; (iv) liens imposed by law (such as mechanic's liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which are being contested in good faith by appropriate proceeding upon stay of execution of the enforcement thereof; or (v) deposits or pledges under workmen's compensation, unemployment insurance, social security or similar laws or made to secure the performance of bids, tenders, contracts (except for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business.

          (i) Liquidation, Merger, Sale of Assets, Etc. To not liquidate, dissolve or enter into any merger, consolidation, joint venture, partnership or other combination nor sell, lease, dispose of such portion of its business or assets (excepting sales of goods in the ordinary course of business and excepting sales of the Loans to the Buyer) as constitutes a substantial portion thereof provided, however, so long as no Servicer Default or Termination Event or event which with the passage of time or the giving of notice or both would constitute a Servicer Default or Termination Event shall have occurred and be continuing or will occur as a result of such merger or consolidation, Seller or Servicer, as the case may be, may merge or consolidate with any Person or sell all or substantially all of its business or assets to any other Person so long as (A)(i) the Seller or Servicer, as the case may be, shall be the surviving or continuing corporation or (a), if the Seller or Servicer, as the case may be, shall not be the surviving or continuing corporation or shall sell all or substantially all of its assets to a Person such surviving, continuing or purchasing Person shall be incorporated under the laws of the United States or any jurisdiction thereof, shall assume in writing all obligations of the Seller or Servicer, as the case may be, under this Agreement, shall be eligible to borrow from NCB pursuant to the provisions of the Bank Act and shall have a Consolidated Net Tangible Assets not less than the Seller or Servicer, as the case may be, prior to the merger or consolidation, and (B) at the time of such consolidation, merger or sale and after giving effect thereto no Servicer Default or Termination Event shall have occurred and be continuing.

          (j) Transactions with Affiliates. To not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property) with any of Seller's or Servicer's Affiliates, as the case may be, on terms that are less favorable to Seller or Servicer, as the case may be, than those which might be obtained at the time from Persons who are not Affiliates.

          (k) ERISA Compliance. To not and not allow any member of its Controlled Groups or any Plan of any of them to: (i) engage in any "prohibited transaction" as such term is defined in Section 4.06 or Section 2003(a) of ERISA; (ii) incur any "accumulated funding deficiencies" (as such term is defined in Section 3.02 of ERISA) whether or not waived; (iii) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Seller or Servicer, as the case may be, or any member of their respective Controlled Groups pursuant to Section 4068 of ERISA; or (iv) violate state or federal securities laws applicable to any Plan.

          (l) No Name Change, Etc. To not change its name, identity or corporate structure in any manner which could make any financing or continuation statement filed hereunder seriously misleading within the meaning of Section 9-402(7) of any applicable enactment of the Uniform Commercial Code without giving Buyer at last sixty (60) days prior written notice thereof.

          (m) Relocation of Offices. To give Buyer at least sixty (60) days prior written notice of any relocation of its chief executive offices or the offices where records concerning the Loans and related Property are kept.

          (n) Limitation on Transfers, Etc. To not transfer or attempt to transfer in any manner whatsoever to any Person other than the Buyer pursuant to the terms of this Agreement, and except in favor of the Buyer hereunder shall not create, cause to be created or permit any lien, pledge, charge, security interest, ownership interest, participation interest or any other interest of any nature whatever in respect of the Loans and related Property.

          (o) Bank Act Eligibility. To remain "eligible" to borrow from NCB pursuant to the provisions of the Bank Act.

          (p) No Changes. To make no change in the Credit and Collection Policy, which change would impair the collectibility of any material amount of the Loans; make no material change in the Credit and Collection Policy or in its current payment terms with respect to Loans without prior written consent of the Buyer, or change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-402(7) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Buyer at least 45 days' prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading; to make no material change in the terms of the Notes and Related Documents relating to the Loans without the prior written notice to and consent of the Buyer.

     SECTION 6.02 Special Covenant of Seller. At all times prior to the later of (i) the Termination Date or (ii) the date on which all obligations of the Seller and Guarantor under this Agreement have been performed in full, Seller agrees not to (a) make or own (including a participation in) any loan to any Obligor or member of its Obligor Group unless such Obligor's or member's obligation, as the case may be, to repay such loan is subordinate to such Obligor's or member's obligation, as the case may be, to repay the Loan or Loans made to such Obligor and sold to the Buyer under this Agreement and
(b) own a corporation or other business entity that makes loans to an Obligor or member of its Obligor Group if such Obligor's or member's repayment obligation on such loan is senior to its obligation to repay the Loan or Loans made to Obligor or its member and sold to the Buyer hereunder.

                             [End of Article VI]

                                 ARTICLE VII

                           GUARANTOR AND GUARANTY

     SECTION 7.01 Guarantor's Guaranty, Repurchase Guaranty and Advance Guaranty. (a) Guarantor hereby agrees to provide to the Buyer a Guaranty of Liquidation Losses, equal at any time to the then current Guaranty Amount. Following the collection of all Liquidation Proceeds, Insurance Proceeds and other amounts with respect to a Defaulted Loan, and determination of Liquidation Loss thereon, the Buyer shall notify Guarantor of the amount of Liquidation Loss and, within five (5) Business Days of receipt of such notice, Guarantor shall make a Guaranty Payment to the Buyer in the amount of such Liquidation Loss; provided, however, that Guarantor's obligation to make a Guaranty Payment shall be limited to the then available Guaranty Amount.

          (b) Guarantor hereby agrees to provide to the Buyer a Repurchase Guaranty of Seller's repurchase obligation pursuant to Section 2.01(e), 2.02(c), 3.02, 4.05 and 10.02. If the Servicer shall not have received the Purchase Amount on the day on which due, Servicer shall promptly so notify the Guarantor, the Seller and the Buyer, and within two Business Days of receipt of such notice, Guarantor shall make a Guaranty Payment to the Buyer in the amount of such Purchase Amount and shall notify the Servicer that such Guaranty Payment has been made.

          (c) Guarantor hereby agrees to provide to the Buyer an Advance Guaranty of Servicer's obligation to make Advances pursuant to section 5.07A hereof. If the Buyer shall not have received any Advance when due from the Servicer on any Servicer Payment Date, the Buyer shall notify the Guarantor of the Servicer's failure to Advance and the amount of the Advance, and on the next Business Day (which is the Payment Date), the Guarantor shall make a Guaranty Payment to the Buyer in the total amount of the Advance.

     SECTION 7.02 Guarantor Representations and Warranties. The Guarantor hereby represents and warrants to, and agrees as follows as of each Closing
Date:

          (a) The Guarantor is duly organized and is validly existing and in good standing as an Oregon corporation, with corporate power and authority to own its properties and to transact the business in which it is now engaged; the Guarantor is duly qualified to do business and is in good standing in each State of the United States where the nature of its business requires it to be so qualified; and the Guarantor is doing business only under the corporate and "doing business as" names listed on Exhibit A hereto.

          (b) The performance of Guarantor's obligations under this Agreement, and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Guarantor or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement (other than this Agreement) or instrument to which it or any of its Subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its Certificate of Incorporation or By-Laws or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body is required for the consummation of the other transactions contemplated by this Agreement.

          (c) This Agreement has been duly authorized, executed and delivered by Guarantor and this Agreement is the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (d) The Guarantor is "eligible" in Section 3015 to borrow from NCB pursuant to the provisions of the Bank Act.

          (e) As of the Initial Closing Date, the Guarantor does not originate or service loans of the type sold and assigned by Seller pursuant to this Agreement.

          (f) Except as described in Exhibit I hereto, there are no actions, proceedings, investigations, or claims against or affecting Guarantor now pending before any court, arbitrator or other Governmental Authority (nor to the knowledge of Guarantor has any thereof been threatened nor does any basis exist therefor) which if determined adversely to the Guarantor would be likely to have a material adverse effect on the financial condition or operations of Guarantor or on Guarantor's ability to perform its obligations under this Agreement, or under any Assignment or under an endorsement of any Note. With respect to the litigation described in Exhibit I hereto, a determination in such litigation that is materially adverse to the Seller or Guarantor would not have a material adverse effect on the financial condition or operations of Guarantor or on Guarantor's ability to perform its obligations under this Agreement.

     SECTION 7.03 Covenants of Guarantor. At all times prior to the later of (i) the Termination Date or (ii) the date on which all obligations of the Seller and Guarantor under this Agreement have been performed in full, Guarantor agrees to do all of the following unless the Buyer shall otherwise consent in writing.

          (a) Preservation of Corporate Existence, Etc. To preserve and maintain its corporate existence, rights, and privileges in the jurisdiction of its incorporation and will qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of Guarantor or the ownership of its properties.

          (b) Compliance with Laws. To comply in all material respects with all laws, regulations, rules and orders of Governmental Authorities applicable to Guarantor or to its operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

          (c) Other Obligations. To pay and discharge before the same shall become delinquent (after giving effect to all applicable grace periods) all Debt, taxes and other obligations for which Guarantor is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon the assets of Guarantor, except any thereof whose validity or amount is being contested in good faith by the Guarantor in appropriate proceedings, and except other Debt, taxes and other obligations which, in the aggregate do not exceed One Million Dollars ($1,000,000); provided, however, that this covenant shall not extend to any obligation of Guarantor identified in Section 7.03(n).

          (d) Financial Information. To deliver to Buyer (i) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Guarantor, the consolidated balance sheet of the Guarantor as of the end of such fiscal year and the related statements of income and retained earnings and statement of changes in the financial position of the Guarantor for such year, accompanied by the audit report thereon by independent, certified public accountants (which report shall be prepared in accordance with U.S. GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of the Guarantor's records and shall contain no disclaimer of opinion or adverse opinion) and an Annual Report on Form 10-K for such year filed by the Guarantor with the Securities and Exchange Commission; (ii) as soon as available and in any event within sixty (60) days after the end of each fiscal quarter of the Guarantor, the unaudited balance sheet and statement of income and retained earnings of the Guarantor as of the end of such fiscal quarter (including the fiscal year to the end of such fiscal quarter), accompanied by a certificate of the chief financial officer of the Guarantor, that such unaudited balance sheet and statement of income and retained earnings have been prepared in accordance with U.S. GAAP and present fairly the financial position and the results of operations of the Guarantor, as of the end of and for such fiscal quarter and setting forth calculations demonstrating that at the end of such quarter the Guarantor was in compliance with Sections 7.03(h) through 7.03(l) and 7.03(n), inclusive; (iii) within one hundred twenty (120) days after the close of each fiscal year of the Guarantor, a certificate signed by the chief financial officer of the Guarantor stating that as of the close of such fiscal year no Termination Event or Servicer Default or other event which, with notice or lapse of time or both would have become a Termination Event or Servicer Default had occurred and was continuing; (iv) within one hundred twenty (120) days after the end of each fiscal year of Guarantor, a report setting forth information relating to the portfolio of loans originated or acquired by Guarantor and each of its Subsidiaries and Affiliates (other than United Resources, Inc.) in the ordinary course of their respective businesses and owned by Guarantor and each of its Subsidiaries and Affiliates (other than United Resources, Inc.) during the related fiscal year, including loan balances by types of loans, numbers of loans by types of loans, interest rates of loans by type and loss and delinquency experience; and (v) such other statements, reports and other information as Buyer may reasonably request concerning the financial condition and the servicing and collection operations of the Guarantor; provided, however, that if either the Guarantor or any of its Subsidiaries or Affiliates (as specified) does not originate and/or service loans of the kind sold and assigned by Seller pursuant to this Agreement, the covenants in subsections (iv) and (v) of this subsection (d) shall be satisfied by a certification of a Responsible Officer to the effect that during the preceding fiscal year, Guarantor or the specified Subsidiary or Affiliate did not originate or service loans.

          (e) Notification. Promptly after learning thereof, to notify Buyer of (i) the details of any action, proceeding, investigation or claim against or affecting the Guarantor instituted before any court, arbitrator or Governmental Authority or, to the Guarantor's knowledge threatened to be instituted, which, after taking into account the likelihood of success, might reasonably result in a judgment or order against Guarantor (in excess of insurance coverage and when combined with all other pending or threatened claims) of more than One Million Dollars ($1,000,000); (ii) if the Guarantor or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b)(1)(2)(5)(6) of Section 403 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "Reportable Event" as defined in subsection (c)(2) of Section 4043 of ERISA and the Guarantor attains knowledge thereof) which might constitute grounds for termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (iii) any representation or warranty set forth in Section 7.02 which proves to have been incorrect in any material respect when made; (iv) Seller's, Servicer's or Guarantor's material breach of its obligations under this Agreement; or (v) the occurrence of any Servicer Default or Termination Event or other event which, with notice or lapse of time or both, would constitute a Servicer Default or Termination Event.

          (f) Additional Acts. From time to time, to obtain and promptly furnish to Buyer evidence of all such Government Approvals as may be required to enable the Guarantor to comply with its obligations under this Agreement.

          (g) Working Capital. To maintain, on a consolidated basis, a ratio of current assets to current liabilities of at least 1.3 to 1.0. For purposes of this subsection current assets shall not include (i) any deferred assets other than prepaid items such as insurance, taxes or other similar items; (ii) any amounts due from corporations which are subsidiaries of or otherwise affiliated with the Guarantor; and (iii) an amount equal to the appropriate deduction for depreciation, depletions, obsolescence, amortization, valuation, contingency or other reserves determined in accordance with generally accepted accounting principles. For purposes of this subsection, current liabilities shall not include Funded Debt maturing within one year from the date of determination whether or not extendable at the option of the Guarantor.

          (h) Member Notes Receivable Ratio. To maintain on a consolidated basis at all times, the Guarantor Member Portfolio at less than 150% of Consolidated Tangible Net Worth. "Guarantor Member Portfolio" means the sum of (i) all Debt of members to Guarantor or any of its Subsidiaries, including Seller, which have not been sold; plus (ii) all investments by Guarantor or any of its Subsidiaries, including Seller, in Guarantor's members; plus
(iii) all indebtedness of members to Guarantor or any of its Subsidiaries, including Seller, which have been sold with recourse to Guarantor or any of its Subsidiaries, including Seller, at 50% or greater.

          (i) Fixed Charge Coverage. To maintain on a consolidated basis a ratio of Fixed Charge Coverage (for the four most recent fiscal quarters) of at least 1.4 to 1.0. "Fixed Charge Coverage" means for any period the ratio derived from dividing (a) the sum of net income for such period (before income taxes, patronage dividends, and extraordinary items) plus Fixed Charges by (b) Fixed Charges. "Fixed Charges" means the sum of (a) interest expense on Funded Debt, (b) the amortization of any discount applied in advancing Funded Debt to Guarantor and (c) gross rental expense net of any lease or sublease entered into by Guarantor if Guarantor has in turn subleased the related leased or subleased property to any of Guarantor's Subsidiaries, Affiliates or members for a payment obligation at least equal to Guarantor's on the first lease or sublease and the Subsidiary, Affiliate or member is current on its payment obligations on the sublease.

          (j) Liens and Sales. Not to create, assume or suffer to exist any lien, security interest or other encumbrance except (i) liens on the Guarantor's properties securing mortgage indebtedness relating to such properties, as the case may be, and any extensions, refinancing or renewals thereof in an amount not exceeding the amount of such indebtedness prior to such extension, refinancing or renewal; (ii) capital lease obligations;
(iii) liens to secure indebtedness for the deferred price of property acquired after the date hereof, but only if such liens are limited to such property and its proceeds; (iv) liens imposed by law (such as mechanic's liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which are being contested in good faith by appropriate proceeding upon stay of execution of the enforcement thereof; or (v) deposits or pledges under workmen's compensation, unemployment insurance, social security or similar laws or made to secure the performance of bids, tenders, contracts (except for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business. Notwithstanding the foregoing, the total amount secured by all such liens, security interests or other encumbrances shall not at any time exceed 15% of Guarantor's Consolidated Net Tangible Assets as of such time. "Consolidated Net Tangible Assets" shall be, on a consolidated basis, the difference between total assets and current liabilities, excluding, however, from the determination of total assets (i) all assets which should be classified as intangible assets (such as good will, patents, trademarks, copyrights and franchises) and (ii) to the extent not already deducted from total assets, all reserves including those for deferred income taxes, depreciation, obsolescence or amortization of properties and (iii) all capital stock or other investments by the Guarantor in any direct or indirect subsidiary of Guarantor other than in (x) any offshore investment subsidiary, or (y) a subsidiary having all or substantially all of its operations in the United States.

          (k) Minimum Capital and Subordinated Debt. To maintain the sum of Subordinated Debt and Consolidated Tangible Net Worth at a total of not less than $70,000,000.

          (l) Liquidation, Merger, Sale of Assets, Etc. To not liquidate, dissolve or enter into any merger, consolidation, joint venture, partnership or other combination nor sell, lease, dispose of such portion of its business or assets (excepting sales of goods in the ordinary course of business and sales of Loans under this Agreement) as constitutes a substantial portion thereof provided, however, so long as no Termination Event or event which with the passage of time or the giving of notice or both would constitute a Termination Event shall have occurred and be continuing or will occur as a result of such merger or consolidation, Guarantor may merge or consolidate with any Person or sell all or substantially all of its business or assets to any other Person so long as (A)(1) the Guarantor shall be the surviving or continuing corporation, or (2) if the Guarantor shall not be the surviving or continuing corporation or shall sell substantially all of its assets to a Person, such surviving, continuing or purchasing Person shall be incorporated under the laws of the United States or any jurisdiction thereof and shall assume in writing all obligations of the Guarantor under this Agreement, shall be eligible to borrow form NCB under the provisions of the Bank Act and shall satisfy the financial covenants set forth in subsections 7.03(g), (h),
(i) and (k) hereof, and (B) at the time of such consolidation, merger or sale and after giving effect thereto, no Termination Event shall have occurred and be continuing. Without limitation on the foregoing, the Guarantor, and its consolidated subsidiaries, will not during any four consecutive calendar quarters sell in excess of 10% of their Consolidated Net Tangible Assets unless the proceeds of such sale or sales are reinvested within 12 months in assets to be owned and utilized by the Guarantor in the ordinary course of its business; provided, however, in determining compliance with the foregoing requirement, sales of the following assets will be disregarded: (a) individual assets having a book value of less than $25,000 and (b) indebtedness of Guarantor's members to Guarantor sold under this Agreement.

          (m) Transactions with Affiliates. To not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property) with any of Guarantor's Affiliates, on terms that are less favorable to Guarantor than those which might be obtained at the time from Persons who are not Affiliates.

          (n) ERISA Compliance. To not and not allow any member of its Controlled Groups or any Plan of any of them to: (i) engage in any "prohibited transaction" as such term is defined in Section 4.06 or Section 2003(a) of ERISA; (ii) incur any "accumulated funding deficiencies" (as such term is defined in Section 3.02 of ERISA) whether or not waived; (iii) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Guarantor, or any member of its Controlled Group pursuant to Section 4068 of ERISA; or (iv) violate state or federal securities laws applicable to any Plan.

          (o) Subordinate Position. To (i) make or own (including a participation) no loan to any Obligor or member of its Obligor Group unless such Obligor's or member's obligations, as the case may be, to repay such loan is subordinate to such Obligor's or member's obligation, as the case may be, to repay the Loan or Loans made to such Obligor and sold by the Seller to the Buyer under this Agreement and (ii) own no corporation or other business entity that makes loans to any Obligor or member of its Obligor Group if such Obligor's or members repayment obligation on such loan is senior to its payment obligation to the Loan or Loans made to Obligor or its member and sold to Buyer hereunder.

          (p) NCB Borrower Eligibility. To maintain its status as an "eligible" borrower under the provisions of the Bank Act.

                            [End of Article VII]

                                ARTICLE VIII

                  SELLER OBLIGATIONS AND REPURCHASE OPTIONS

     SECTION 8.01 Purchase of Interest Rate Protection. Seller hereby agrees to provide interest rate protection for Buyer, in the form of a swap agreement, hedge, cap, guaranteed rate contract or other similar device or agreement (each, an "Interest Rate Agreement"), or any combination of the foregoing, or any other plan acceptable to Buyer (an "Interest Rate Protection Plan"), if, for any three (3) consecutive months during the term of this Agreement, the Prime Rate in effect on the LIBOR Determination Date for each such month is equal to or less than the sum of the LIBOR on such Date and 150 basis points. An Interest Rate Agreement, if any, must satisfy the following requirements: (i) have a term of 36 months (or such fewer number of months as remain in the term of this Agreement); (ii) be provided by a party or parties who is or are either rated "A" or higher by a Rating Agency or acceptable to Buyer; (iii) be accompanied by an opinion of counsel to provider to the effect that the Interest Rate Agreement is a legal, valid and binding Agreement of provider, enforceable in accordance with its terms;
(iv) provide for an interest payment during each Interest Accrual Period at least equal to the related LIBOR plus 150 basis points; and (v) be delivered by the Servicer Payment Date in the month immediately following the month in which the requirement of this Section 8.01 takes effect. An Interest Rate Protection Plan must be coterminous with this Agreement.

     SECTION 8.02 Optional Repurchase of Defaulted Loans and after Obligor Default. In addition to the other repurchase obligations contained herein, Seller will have the option to repurchase any Loan sold by Seller to Buyer if
(i) such Loan is a Defaulted Loan or (ii) an Obligor Default has occurred and has then been continuing for at least thirty (30) days or (iii) Buyer has received notice of any adverse event as described in Section 5.06 or Section 6.01(f) hereof. Such Loan shall be repurchased by Seller from Buyer by the last day of the Due Period during which Seller receives notice of any such Defaulted Loan or the occurrence and continuation of an Obligor Default or notice of adverse event, as the case may be. Such repurchase shall be accomplished on the same terms as set forth in Section 2.01(e) and at the Purchase Amount.

     SECTION 8.03 Minimal Balances. On any Servicer Payment Date, Seller may elect to repurchase all Loans for their aggregate Principal Balance, if as of such Servicer Payment Date, the aggregate Principal Balance is less than five percent (5%) of the Maximum Purchase Amount. If Seller elects to repurchase the Loans pursuant to this Section 8.03, Seller shall provide Buyer with thirty (30) days prior written notice. The Purchase Amount shall be paid by Seller to Servicer in immediately available funds prior to 12:00 noon, Washington, D.C. time. Immediately upon the payment of the required Purchase Amount, all right, title and interest in the Loans being repurchased shall pass to Seller and such Loans shall cease to be "Loans" for all purposes of this Agreement. Any resale of a Loan and related Property pursuant to the terms of this Section 8.03 shall constitute the simultaneous resale by Buyer and repurchase by Seller of all Loans and related Property. Any resale of a Loan and related Property pursuant to this Section 8.03 shall be without recourse or warranty of any kind except that Buyer shall be deemed to have warranted that such Loans and related Property are free and clear of all liens or claims resulting from or arising out of its acts or omissions (other than acts of Buyer resulting from Seller's or Servicer's failure to perform as required by this Agreement) or claims of Buyer's creditors.

                            [End of Article VIII]

                                 ARTICLE IX

                              SERVICER DEFAULT

     SECTION 9.01 Servicer Defaults. Any of the following acts or occurrences shall constitute "Servicer Defaults" under this Agreement.

          (a) Payment Default. Any failure by the Servicer to make any required payment, transfer, withdrawal or deposit or to give instructions or notice to the Buyer or Seller to make any required payment, transfer, withdrawal or deposit on or before the date occurring five Business Days after the date such payment, transfer, deposit or withdrawal or such notice or instruction is required to be made or given, as the case may be, under the terms of this Agreement;

          (b) Performance Default. Failure on the part of the Servicer duly to observe or perform in any material respect any of the other covenants or agreements, including the providing of accurate and timely reports as required in Article V hereof, to be performed under this Agreement which failure continues unremedied for a period of 30 days after the date on which written notice of such failure requiring the same to be remedied, shall have been given to the Servicer by the Buyer.

          (c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in respect of the Servicer or any Affiliate or Subsidiary thereof in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Servicer or any Affiliate or Subsidiary thereof or of any substantial part of the property of the Servicer or any Affiliate or Subsidiary thereof, or ordering the winding up or liquidation of the affairs of the Servicer or any Affiliate or Subsidiary thereof and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

          (d) Voluntary Bankruptcy, Etc. The commencement by the Servicer or any Affiliate or Subsidiary thereof of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by the Servicer or any Affiliate or Subsidiary thereof, as the case may be, to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Servicer or any Affiliate or Subsidiary thereof or of any substantial part of the property of the Servicer or any Affiliate or Subsidiary thereof or the making by the Servicer or any Affiliate or Subsidiary thereof of an assignment for the benefit of creditors or the failure by the Servicer or any Affiliate or Subsidiary thereof, as the case may be, generally to pay its debts as such debts become due or the taking of corporate action by the Servicer or any Affiliate or Subsidiary thereof, as the case may be, in furtherance of any of the foregoing; or

          (e) Insolvency, Etc. Servicer or any Affiliate or Subsidiary thereof shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Servicer or any Affiliate or Subsidiary thereof, or (iii) admit its insolvency or liability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of Servicer or any Affiliate or Subsidiary thereof; or

          (f) ERISA. Servicer or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of One Million Dollars ($1,000,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) or ERISA), having aggregate Unfunded Vested Liabilities in excess of Five Million Dollars ($5,000,000) shall be filed under Title IV of ERISA by the Servicer, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans;

then, in the event of any Servicer Default, so long as the Servicer Default shall not have been remedied, the Buyer may, by notice given to the Servicer, terminate all of the rights and powers of the Servicer under this Agreement, including without limitation all rights of the Servicer to receive the Servicing Fee. Upon the giving of such notice, all rights and powers of the Servicer under this Agreement shall vest in the Buyer, and the Buyer is hereby authorized and empowered to execute and deliver on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments (including any notices to obligors deemed necessary or advisable by the Buyer), and to do or accomplish all other acts or things necessary or appropriate to effect such vesting, and the Servicer agrees to cooperate with the Buyer in effecting the termination of the Servicer's rights and responsibilities hereunder and shall promptly provide to the successor servicer appointed under Section 9.02 (the "Successor Servicer") all documents and records (electronic and otherwise) reasonably requested to enable it to assume the servicing functions hereunder.

     SECTION 9.02 Buyer to Act; Appointment of Successor. On and after the time the Servicer receives a notice of termination pursuant to Section 9.01 or in the event of a resignation of the Servicer pursuant to Section 5.16, the Buyer shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, however, that the Buyer shall have no obligation whatsoever in respect of any liability incurred by the Servicer at or prior to the time of receipt by the Servicer of said notice. As compensation therefor the Buyer shall be entitled to receive any and all funds which the Servicer would have been entitled to receive if the Servicer had continued to act hereunder. However, if the Buyer is unable or unwilling to act as Successor Servicer hereunder, the Buyer may appoint any Person with a net worth of at least $25,000,000 and whose regular business includes the servicing of loans similar to the Loans as the Successor Servicer hereunder in the assumption of all or part of the servicing functions hereunder. In connection with such appointment and assumption, the Buyer may make such arrangements for the compensation of such Successor Servicer from payments on the Loans and related Property as the Buyer and such Successor Servicer shall agree; provided, that no such compensation shall be in excess of that permitted the Servicer hereunder or such amount as is commercially reasonable at the time in question. The Buyer and such Successor Servicer shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

     SECTION 9.03 Effects of Servicing Transfer. Upon any termination of the rights and powers of the Servicer pursuant to either Section 5.16 or
Section 9.01 and the vesting in either the Buyer or a Successor Servicer of the property and accounts described in Section 9.01, the Servicer shall have no additional obligations or liabilities for acts or omissions of the Successor Servicer or otherwise relating to its performance of its obligations under this Agreement after the date of such termination.

                             [End of Article IX]

                                  ARTICLE X

                             TERMINATION EVENTS

     SECTION 10.01 Termination Events. The occurrence of any of the following events shall constitute a "Termination Event" hereunder.

          (a) Breach of Covenant. Seller shall fail to perform or observe any covenant, obligation or term of Articles VI or XI or of Section 2.01(e), 2.02, 3.02, 4.05 or 8.01 of this Agreement and, except in the case of a breach of Section 6.01(c) or Section 6.01(f)(iii), (iv) or (v), such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Seller by the Buyer; or

          (b) Guarantor Defaults. Guarantor shall fail to perform or observe any obligation, covenant or term of Article VII of this Agreement and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Guarantor by Buyer; or

          (c) Voluntary Bankruptcy, Etc. Either Seller, Guarantor or any Subsidiary or Affiliate of Seller or Guarantor shall: (1) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or (2) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

          (d) Involuntary Bankruptcy, Etc. An order for relief shall be entered against either Seller, Guarantor or any Subsidiary or Affiliate of Seller or Guarantor under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Seller, Guarantor or any Affiliate or Subsidiary of Seller or Guarantor, or of any substantial part of the property of Seller, Guarantor, or any Affiliate or Subsidiary, as the case may be, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of one hundred twenty (120) days after the filing of any involuntary petition against it seeking any of the relief specified in Section 10.01(b) or this
Section 10.01(c) without the petition being dismissed prior to that time; or

          (e) Insolvency, Etc. Either Seller, Guarantor or any Affiliate or Subsidiary of the Seller or Guarantor shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Seller, Guarantor, or any Affiliate or Subsidiary, as the case may be, or (iii) admit its insolvency or liability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of Seller, Guarantor, or any Affiliate or Subsidiary, as the case may be; or

          (f) ERISA. Either Seller or Guarantor or any member of the Controlled Group shall fail to pay when due an amount amounts aggregating in excess of One Million Dollars ($1,000,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) or ERISA), having aggregate Unfunded Vested Liabilities in excess of Five Million Dollars ($5,000,000) shall be filed under Title IV of ERISA by Seller or Guarantor, as the case may be, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans.

          (g) Servicer Default. A Servicer Default shall occur and such Servicer Default would materially and adversely affect the interest of the Buyer.

     SECTION 10.02 Consequences of Termination Event. If any Termination Event shall occur and be continuing, then in any such case and at any time thereafter so long as any such Termination Event shall be continuing, the Buyer may, at its option, immediately terminate the Buyer's commitment to accept Renewal Notes hereunder.

     Thereafter, and before exercising any other remedies provided herein or by applicable law, Buyer may, at its option, require that Seller repurchase all Loans and related Property Notes for the Purchase Amount within two 2 Business Days of receipt of notice from the Buyer of its election to cause the repurchase of all Loans. In addition, Buyer may pursue all other rights and remedies available herein and by applicable law including, without limitation, its rights to pursue collection from the Sellers in an amount equal to the applicable Purchase Amount.

     SECTION 10.03 Remedies of a Secured Party. Following the occurrence of a Termination Event, the Buyer shall have all remedies provided by law and without limiting the generality of the foregoing shall have the following remedies: (a) the remedies of a secured party under the Uniform Commercial Code; (b) the right to make notification and pursue collection or, at Buyer's option, to sell or cause Servicer to sell all or any part of the Loans and related Property; (c) the right to exercise all of owner's or secured party's rights under the Loans and related Property; and (d) to the extent that notice shall be required by law to be given, Seller agrees that a period of twenty (20) days from the time the notice is sent shall be a reasonable period of notification of a sale or other, disposition of the Loans and related Property.

                             [End of Article X]

                                 ARTICLE XI

                                MISCELLANEOUS

     SECTION 11.01 Further Assurances. Each party hereto agrees to execute and deliver to the other party and to perform all such other acts as the other party may reasonably request to carry out the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer agrees to endorse without recourse the Note related to any Loan being resold to Seller pursuant to Articles II, IV or VIII, and to execute assignments and related Uniform Commercial Code financing statements to evidence the assignment of the Related Documents to Seller.

     SECTION 11.02 Indemnities. (a) Seller and Guarantor will defend and hereby indemnify Buyer and its successors, assigns, servants and agents (hereinafter "Indemnitees") against and agree to protect, save and keep harmless and make whole each thereof, from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs (including any net increase in the tax liability of an Indemnitee resulting from its receipt of indemnity payments made under this Section 11.02), expenses and disbursements, including reasonable attorneys' fees, of whatsoever kind and nature imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of (i) this Agreement or any of the documents entered into in connection herewith; (ii) the Buyer's interest in the Loans or related Property purchased or accepted hereunder or the enforcement of any claims thereunder; (iii) any claim made by any Obligor, or any other party, related to the Loans or related Property purchased or accepted hereunder, or the administration of the transactions evidenced by such Loans and related Property or related to any other transactions between the Obligors or their affiliates and the Seller or its affiliates; or (iv) any environmental claim or liability relating to any real property securing any Loans.

          (b) The Servicer and, for any claims arising against United Resources, Inc. in its capacity as the Servicer hereunder, the Guarantor will defend and hereby indemnify the Buyer, its directors, officers, employees and agents, against any and all costs, expenses, losses, damages, claims and liabilities in respect of any grossly negligent action taken by, or grossly negligent omission of, the Servicer with respect to its servicing obligations regarding any Loan on related Property.

          (c) The foregoing indemnities with regard to any particular Indemnitee shall not extend to any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement (i) that results from the willful misconduct or gross negligence of such Indemnitee or from any breach of any representation or warranty made by such Indemnitee herein;
(ii) that constitutes any tax based on any Indemnitee's net income, items of tax preference or gross receipts (except with respect to indemnity payments hereunder); or (iii) that consists of the failure of any Obligor to pay its obligations under the Notes as they become due unless such failure results from a claim of such Obligor against Seller, Guarantor, Servicer or any Subsidiary or Affiliate of any of them, or Buyer otherwise indemnified against hereunder. Any indemnity payments required under this Section 11.02 shall be paid within thirty (30) days following notice thereof from the Indemnitee to Seller, Guarantor or Servicer, as applicable, (which notice shall describe in reasonable detail the matter with respect to which indemnification is required and shall set forth the computation used in determining the amount of the indemnity payment). All of the rights and privileges of each Indemnitee under this Section 11.02, and the rights, privileges and obligations of Seller, Guarantor or Servicer, as applicable hereunder, shall survive the expiration or other termination of this Agreement.

     SECTION 11.03 No Waiver: Remedies Cumulative. No failure by the Seller, Servicer, Guarantor or Buyer to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by law.

     SECTION 11.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 11.05 Consent to Jurisdiction: Waiver of Immunities. The Buyer, Servicer, Guarantor and Seller hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the District of Columbia or the State of Oregon in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement or any Assignment and irrevocably waive to the fullest extent permitted by law any objection which they may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waive any claim that any such forum is an inconvenient forum. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

     SECTION 11.06 Notices. All notices and other communications provided for in this Agreement shall be in writing or (unless otherwise specified) by telex, telegram or cable and shall be sent for next Business Day delivery to each party at the address set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise specified, all such notices and communications if duly given or made shall be effective upon receipt.

     SECTION 11.07 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns. Notwithstanding the foregoing, no party may assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of the other parties, and any such assignment or transfer purported to be made without such consent shall be ineffective except that Buyer may sell participations in the Loans and related Property and may also sell the Loans and related Property purchased hereunder to a special purpose corporation established by Buyer or another party or a trust formed by Buyer or another party for the purpose of selling securities representing undivided beneficial interests in the pool of Loans and related Property purchased hereunder.

     SECTION 11.08 Capital Markets Funding. Seller, Servicer and Guarantor hereby acknowledge that Buyer may sell the Loans and related Property for the purpose of selling securities representing undivided beneficial interests in the same or for the purpose of achieving capital markets funding of the Loans and related Property in an alternative form. In the event of such sale or transfer, Seller, Servicer and Guarantor hereby agree to cooperate with Buyer in making such modifications to this Agreement, in executing such other documents and certificates, in causing to be prepared and delivered such opinions, certificates, financial reports and letters, and in taking such other actions, including changing accounting firms, as are reasonably necessary to allow the issuance of securities with ratings from one or more Rating Agency, and/or to obtain a rating or shadow rating of any other form of capital markets funding from one or more Rating Agency.

     SECTION 11.09 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

     SECTION 11.10 Attorney's Fees. In the event it is necessary for any party hereto or its Successors or assigns to institute suit in connection with this Agreement or the breach thereof, the prevailing party in such suit shall be entitled to reimbursement for its reasonable costs, expenses and attorney's fees incurred including fees incurred on any appeal.

     SECTION 11.11 Setoff. In addition to any rights now or hereafter granted under applicable law, upon the occurrence of any Termination Event or Servicer Default, Buyer is hereby authorized by Seller, Servicer and Guarantor at any time, without notice to Seller, Servicer and Guarantor, as the case may be, to set off and to appropriate and to apply to the amounts then owed by Seller, Servicer or Guarantor, as the case may be, hereunder to Buyer any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Buyer to Seller, Servicer or Guarantor, as the case may be.

     SECTION 11.12 Limitation on Third Party Beneficiaries. No provision, warranty, representation, or agreement herein, whether express or implied, is intended to or shall be construed as conferring upon any Person not a party hereto (including, without limitation, any Obligor) any rights or remedies whatsoever; provided, however, that in the event of a sale of Loans by Buyer pursuant to Section 11.07 or a securitization pursuant to Section 11.08, the purchaser or purchasers of the Loans (or beneficial interests therein) are acknowledged by the Seller, Servicer and Guarantor to be third party beneficiaries of this Agreement.

     SECTION 11.13 Entire Agreement; Amendment. This Agreement comprises the entire agreement of the parties and may not be amended or modified except by written agreement of the Servicer, the Buyer, the Guarantor and the Seller. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

     SECTION 11.14 Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

                             [End of Article XI]

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Purchase and Servicing Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

                           UNITED RESOURCES, INC., as Seller and as Servicer


                           By George P. Flemming
                                Its President


                           By Alan C. Jones
                                Its Vice President


                           Notice Address:
                                6433 S.E. Lake Road
                                Portland, Oregon  97222
                                Attention:  President


                           UNITED GROCERS, INC., as Guarantor


                           By Alan C. Jones
                                Its President


                           By John W. White
                                Its Vice President


                           Notice Address:
                                6433 S.E. Lake Road
                                Portland, Oregon  97222
                                Attention:  President

                           NATIONAL CONSUMER COOPERATIVE BANK,
                           as Buyer


                           By Judith E. Sandberg
                                Its Vice President


                           By Caroline Blakely
                                Its Senior Vice President


                           Notice Address:
                                1401 Eye Street, N.W.
                                Suite 700
                                Washington, D.C.  20005